UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GLOBAL INDEMNITY plc

(Name of Registrant as Specified in Its Charter)

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GLOBAL INDEMNITY plc

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 15, 2016

TIME	1:00 P.M. (Irish Time) on Wednesday, June 15, 2016.

PLACE

Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland. You will be able to attend the 2016 Annual General Meeting in person by coming to Global Indemnity plc 25/28 North Wall Quay, Dublin 1, Ireland. If you plan to attend the annual meeting in person, you will need to bring photo identification and the admission ticket attached to your proxy card. If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 4, 2016). You will not be able to vote shares held through a bank, broker or other nominee in person at the 2016 Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the 2016 Annual General Meeting. For directions to the 2016 Annual General Meeting, please call +353 (0)1 649 2000.

ITEMS OF BUSINESS

(1)    By separate resolutions, to elect as directors the following individuals who retire in accordance with the Articles of Association of Global Indemnity plc and, being eligible, offer themselves for election:

(a) Saul A. Fox                    (b) Joseph W. Brown  (c) James W. Crystal

(d) Raphael L. de Balmann  (e) Seth G. Gersch      (f) John H. Howes

(g) Bruce Lederman            (h) Larry N. Port         (i) Cynthia Y. Valko

(2)    To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity plc to vote, as proxy, on such matters.

(3)    To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

(4)    To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.

(5)    To transact such other business as may properly be brought before the 2016 Annual General Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals are set forth in the proxy statement accompanying this Notice of Annual General Meeting of Shareholders. Proposal 3 shall be voted on as a special resolution under Irish law.

RECORD DATE

The Board of Directors has fixed the close of business (Eastern) on April 4, 2016 as the record date for the 2016 Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2016 Annual General Meeting or any adjournment or postponement thereof.

VOTING BY PROXY

You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

During the meeting, management will also present Global Indemnity plc’s Irish Statutory Accounts for the fiscal year ended December 31, 2015.

By Order of the Board of Directors

STEPHEN W. RIES

Secretary

April 29, 2016

Registered Office:

25/28North Wall Quay

Dublin 1

Ireland

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2016 ANNUAL GENERAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

i

GLOBAL INDEMNITY plc

25/28 North Wall Quay

Dublin 1

Ireland

www.globalindemnity.ie

+353 (0)1 649 2000

PROXY STATEMENT

The 2016 Annual General Meeting of Shareholders (the “Annual General Meeting”) of Global Indemnity plc will be held at Global Indemnity plc, 25/28 North Wall Quay, Dublin, Ireland, at 1:00 P.M. (Irish Time) on June 15, 2016. On or about April 29, 2016, we mailed you a proxy card, the proxy statement for the Annual General Meeting (the “Proxy Statement”), our Annual Report on Form 10-K for the year ended December 31, 2015 (the “10-K”) and our financial statements for the year ended December 31, 2015 that were prepared in accordance with Irish law (the “Irish Statutory Accounts”, and together with the proxy card, Proxy Statement and 10-K, the “Proxy Materials.”)

Our Board of Directors has fixed the close of business on April 4, 2016 as the record date for the Annual General Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual General Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity plc was incorporated on March 9, 2010 and its A ordinary shares began trading on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “GBLI” on July 6, 2010. Our website is www.globalindemnity.ie. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “Company,” “we,” “us,” and “our” refer to Global Indemnity plc and our consolidated subsidiaries.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 4, 2016, you were a shareholder of record, you may vote your shares by proxy either by mail or by attending the Annual General Meeting, or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Irish Time) on June 13, 2016.

To Vote By Proxy:

For Shareholders of Record, By Mail:

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker, or Other Nominee:

Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record:

Although we encourage you to vote by proxy prior to the Annual General Meeting, you can attend the Annual General Meeting and vote your shares in person. If you vote by proxy and also attend the Annual General Meeting, there is no need to vote again at the Annual General Meeting unless you wish to change your vote. To attend the Annual General Meeting in person, you must bring photo identification along with your admission ticket attached to your proxy card.

If Shares Held Through a Bank, Broker, or Other Nominee:

If you hold your shares through a bank, broker or other nominee, in addition to photo identification, please also bring with you a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 4, 2016). You will not be able to vote such shares in person at the Annual General Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual General Meeting.

General:

Failure to bring any of the documentation above may delay your ability to attend, or prevent you from attending, the Annual General Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual General Meeting.

For directions to the Annual General Meeting, please call +353 (0)1 649 2000.

The following proposals are scheduled to be voted on at the Annual General Meeting:

•

Proposal One (a) through One (i): By separate resolutions, to elect as directors the following individuals who retire in accordance with our Articles of Association and, being eligible, offer themselves for election:

(a) Saul A. Fox	(b) Joseph W. Brown	(c) James W. Crystal	(d) Raphael L. de Balmann
(e) Seth G. Gersch	(f) John H. Howes	(g) Bruce Lederman	(h) Larry N. Port
(i) Cynthia Y. Valko

•	Proposal Two: To act on various matters concerning Global Indemnity Reinsurance Company, Ltd. and authorization of Global Indemnity plc to vote, as proxy, on such matters.

•	Proposal Three: To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.

•	Proposal Four: To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors acting through its Audit Committee to determine its fees.

Proposal Three shall be voted on as a Special Resolution.

In addition, if any other matters are properly brought up at the Annual General Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board of Directors currently does not know of any matters to be raised at the Annual General Meeting other than the proposals contained in this Proxy Statement.

On the record date, 13,447,913 A ordinary shares and 4,133,366 B ordinary shares of Global Indemnity were issued and outstanding. On each matter voted on at the Annual General Meeting and any adjournment or postponement thereof, each record holder of A ordinary shares will be entitled to one vote per share and each record holder of B ordinary shares will be entitled to ten votes per share. The holders of A ordinary shares and the holders of B ordinary shares will vote together as a single class.

The required quorum for the Annual General Meeting consists of one or more shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at the Annual General Meeting. For each of the proposals being considered at the Annual General Meeting, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except Proposal Three, determination of the price range at which the Company can reissue shares it holds as treasury shares, which requires a special resolution under Irish law and requires the affirmative vote of at least 75% of the votes cast. Proposal Two, the approval of a matter concerning Global Indemnity Reinsurance Company, Ltd., an indirect subsidiary of Global Indemnity (“Global Indemnity Re”), must be submitted for approval by our shareholders pursuant to our Articles of Association, and requires the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote the shares of Global Indemnity Re at the Global Indemnity Re annual general meeting in the same proportion as the votes received at the Annual General Meeting from our shareholders on this proposal.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter, but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers, or other nominees that do not indicate a vote for one or more of the proposals because the bank, broker, or other nominee does not have discretionary voting authority, but does have discretionary authority to vote on at least one proposal, and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

You may vote your shares at the Annual General Meeting in person or by proxy. All valid proxies received before the Annual General Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual General Meeting or any adjournments or postponements thereof:

•	“FOR” the election of all nominees for director of Global Indemnity plc named herein.

•	“FOR” the matters concerning Global Indemnity Re, including the election of all nominees for director and alternate directors named herein.

•	“FOR” the authorization of the reissue price range of A ordinary shares that Global Indemnity plc acquires as treasury shares.

•	“FOR” the ratification of the appointment of Global Indemnity plc’s independent auditors and the authorization of our Board of Directors acting through its Audit Committee to set their fees.

Except as discussed under “Proposal Two — Matter Concerning Global Indemnity Reinsurance Company, Ltd.,” if any other business is properly brought before the Annual General Meeting, shares subject to proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the discretion of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1 Ireland, provided such statement is received no later than 11:59 p.m. (Irish Time) on June 13, 2016;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Irish Time) on June 13, 2016; or

•	Attending the Annual General Meeting and voting in person.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2016

The Proxy Statement, Annual Report on Form 10-K and Irish Statutory Accounts are available on or about

April 29, 2016 at:

https://www.envisionreports.com/GBLI

PROPOSAL ONE (A) THROUGH ONE (I): ELECTION OF OUR DIRECTORS

Our Articles of Association provide that the size of our Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of seven directors. The number of directors on our Board of Directors is currently fixed at nine. Our Board of Directors has nominated nine persons for election as directors whose terms will expire at the 2017 Annual General Meeting of Shareholders, or when their successors are duly elected and qualified. Our nominees, each of whom is currently serving as a director, are Saul A. Fox, Joseph W. Brown, James W. Crystal, Raphael L. de Balmann, Seth J. Gersch, John H. Howes, Bruce Lederman, Larry N. Port and Cynthia Y. Valko. If any of the nominees becomes unable to or declines to serve as a director prior to election at the Annual General Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as Fox Paine & Company, LLC (“Fox Paine & Company”) and/or the Board of Directors may nominate.

Under our Articles of Association, Fox Paine & Company, our controlling shareholder, has the right to appoint a number of directors equal in aggregate to the pro rata percentage of the voting shares beneficially held by Fox Paine & Company of Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. Fox Paine & Company holds approximately 84% of the voting power of Global Indemnity as of April 4, 2016 and has the right to appoint eight of our nine directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

See “Additional Information – Principal Shareholders and Security Ownership of Management.”

Nominees for Director – Proposals One (a) Through One (i)

Proposal One (a) – Saul A. Fox, 62, served as a director of Global Indemnity and its predecessor companies since August 2003, as Chairman of the Company since September 2003, as the Company’s Chief Executive Officer from February 2007 to June 2007, and as chief executive of Fox Paine & Company, a private equity firm, from its founding in 1996 through to the date hereof. Fox Paine & Company together with its affiliates constitute the Company’s largest shareholder.

Fox Paine arranged, on behalf of Global Indemnity, the acquisitions of our predecessor companies, United National, Penn America and American Reliable. Fox Paine also arranged and “back stopped” Global Indemnity’s $100 million Rights Offering in 2009 as well as the Company’s 2015 repurchase of 11.7 million Global Indemnity shares (representing 45% of the outstanding shares) for $268 million (including shares subject to repurchase options). Over his 30 year career in private equity, Mr. Fox orchestrated numerous other acquisitions, mergers, divestitures and financing transactions, both in financial services, as well in such areas as energy, independent power generation, medical instruments, and oil and natural gas exploration and production information technology solutions. Prior to founding Fox Paine & Company, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a global alternative asset manager. During his 13 years at KKR, Mr. Fox led the highly successful acquisitions and divestitures of American Reinsurance, Canadian General Insurance (KKR’s first acquisition outside of the United States), and Motel 6. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax and business law.

Mr. Fox received a baccalaureate degree in Communications from Temple University in 1975 (summa cum laude) and a Doctor of Jurisprudence degree from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is currently a member of the board of overseers for the University of Pennsylvania Law School as well as a board member of several eleemosynary organizations.

Proposal One (b) – Joseph W. Brown, 67, has served as a director on our Board of Directors since December 2015. Mr. Brown is currently the Chief Executive Officer of MBIA Inc. (NYSE: MBI). He rejoined MBIA Inc. in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He previously served as Executive Chairman from May 6, 2004 and until he retired from that position on May 3,

2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer. Mr. Brown’s experience and skills in the insurance and financial guarantee industries were considered when nominating him to our Board of Directors.

Proposal One (c) – James W. Crystal, 78, has served as a director on our Board of Directors since July 2010. Mr. Crystal is the long serving chairman and chief executive officer of Crystal & Company, a privately owned insurance brokerage firm. Mr. Crystal serves as a vice chairman, trustee and member of the executive committee and co-chairman of the audit committee of Mt. Sinai Medical Center. He previously served on the board of directors of Blockbuster, Inc. and currently serves on the board of directors of Stewart & Stevenson LLC, Ennia Caribe Holding NA, K2 Global Consulting and serves as chairman of the audit committees of the board of directors for Stewart & Stevenson and Ennia Caribe. Mr. Crystal is a member of the National Association of Casualty and Surety Agents, New York’s Harmonie Club, Century Country Club, and Down Town Association. He received a B.S. from Trinity College. Mr. Crystal’s experience due to his distinguished career as an insurance brokerage executive was considered when nominating him to our Board of Directors.

Proposal One (d) – Raphael L. de Balmann, 40, has served as a director on our Board of Directors since December 2015. Mr. de Balmann is currently a member of Bretton Capital Management and a portfolio manager of the Bretton Fund. Before joining Bretton, he was a partner and managing director at One Equity Partners, the private equity arm of JPMorgan Chase & Co. (NYSE: JPM), from 2009 to 2015. Mr. de Balmann was previously a principal at Fox Paine & Company and its successor entities from 2004 to 2008, and prior to that worked in the private equity groups of The Blackstone Group and Lazard in New York and London. He has an MBA from Stanford University and an AB in social studies from Harvard College. Mr. de Balmann’s financial and investment skills and experience were considered when nominating him to our Board of Directors.

Proposal One (e) – Seth J. Gersch, 68, has served as a director on our Board of Directors since February 2008. Mr. Gersch is currently on the advisory panel of Fox Paine & Company. He was the chief operating officer of Fox Paine & Company from 2007 through 2009. Prior to joining Fox Paine & Company, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America Securities’ predecessor organization, Montgomery Securities and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a member of the board of directors of Cradle Holdings (Cayman) Ltd. and previously served as a member of the board of directors of Paradigm, Ltd. He also serves as a director of the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. Mr. Gersch received a BBA in accounting and electronic data processing from Pace University. Mr. Gersch’s experience and skills acquired through his business and financial background with international companies was considered when nominating him to our Board of Directors.

Proposal One (f) – John H. Howes, 76, has served as a director on our Board of Directors since July 2012. Most recently, Mr. Howes was chairman of the brokers committee of the Aircraft Builders Council and served on the boards of Alliance RE Co. PLC and Charles Taylor Consulting PLC. In the early 2000s, Mr. Howes ran the Aerospace Division of Benfield (now Aon Benfield, a division of AON plc), after it was acquired from EW Blanch before becoming a consultant to Benfield. He joined EW Blanch in 1999 after it acquired Crawley Warren Group PLC. In the early 1980’s he joined Crawley Warren Group PLC becoming group deputy chairman and served in that position until its acquisition. In 1991 he was instrumental in forming Internal Space Brokers by partnering Crawley Warren Group PLC with Frank Crystal & Co. and Le Blanc de Nicolay. In 1978, prior to joining Crawley Warren Group PLC, Mr. Howes was elected to the board of Minet Holdings and was chairman of the group’s worldwide production and marketing division and joint integration group for Minet and Corroon & Black. Mr. Howes began his career with JH Minet & Co., a Lloyds of London Broker, in the late 1960s.

Mr. Howes currently serves on the board of directors of Satec srl. Mr. Howes’ experience and skills acquired through is insurance and reinsurance background with insurance and reinsurance brokers were considered when nominating him to our Board of Directors.

Proposal One (g) – Bruce Lederman, 73, has served as director on our Board of Directors since December 2015. Mr. Lederman is a co-founder of a number of companies, including: the 2012 co-founding of Digital PowerRadio, LLC, a company that develops, patents and markets products that more efficiently transmit and store digital information; the 2009 co-founding of Critical Alert Systems, Inc., a company specializing in providing communication services to hospitals and related medical facilities; the 2008 co-founding of a hedge fund specializing in purchasing the stock of publically traded special purpose acquisition companies; and the co-founder of HD Partners Acquisition Corporation, a special purpose acquisition company (AMEX: HDP) that was dissolved in 2008. He is also the co-founder of a company that built and purchased telecommunications towers and a company that manufactured liquid personal care products. Both companies were sold. From 1969 until his retirement as a senior partner in 2000, Mr. Lederman was an attorney at the law firm Latham & Watkins LLP, where he specialized in business transactions. Prior to joining Latham & Watkins, from 1968 to 1969, he was a law clerk to the Honorable Irving Hill, a U.S. District court Judge for the Central District of California. Mr. Lederman attended the London School of Economics and received a B.S. in Economics (cum laude) from the Wharton School – University of Pennsylvania. He obtained his law degree (cum laude) from the Harvard Law School. Mr. Lederman’s legal, financial and entrepreneurial experience and skills were considered when nominating him to our Board of Directors.

Proposal One (h) – Larry N. Port, 65, has served as a director on our Board of Directors since May 2015. Since 2012, Mr. Port has been the Senior Vice President, Corporate Development of Assurant, Inc. (NYSE: AIZ). Prior to joining Assurant, Mr. Port spent twelve years at Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Through a series of promotions and corporate reconfigurations, Mr. Port was responsible for the global corporate development of Mass Mutual, its subsidiaries and affiliates, and its controlled investments in private equity ventures. From 2000 to 2004 he served as Senior Vice President and Deputy General Counsel at Mass Mutual. From 1981 through 2000 Mr. Port held several positions of increasing responsibility in Texaco, Inc.’s legal department. From 1976 to 1981, Mr. Port was with the law firm Goldberg & Snodgrass. He previously served as the chairman of the governance committee and the compensation committee of the board of directors of Scottish Re Ltd., as a member of the audit committee of the board of directors of Baring Asset Management, a subsidiary of Mass Mutual, and as a member of the board of directors of Mass Mutual Trust Company, as subsidiary of Mass Mutual. Mr. Port received his Juris Doctor from the University of Pittsburgh School of Law in 1976 ( cum laude ) and his B.A., with distinction, in English literature from the University of Virginia in 1973. Mr. Port’s legal and mergers and acquisitions experience and skills were considered when nominating him to our Board of Directors.

Proposal One (i) – Cynthia Y. Valko, 61, has served as a director on our Board of Directors since September 2011. Since September 2011, Ms. Valko has also served as our Chief Executive Officer. From February 2010 to September 2011, Ms. Valko served as Senior Vice President – commercial lines at GMAC Insurance. Ms. Valko served as a management consultant for Cerberus Private Equity directing turnaround/sales transactions for their GMAC Insurance Property and Casualty Business from 2007 through 2010. From 1998 through 2006, Ms. Valko was Chief Operating Officer/Executive Vice President of New York Life International. In this capacity, she was a member of the board of directors of New York Life International, a wholly owned subsidiary of New York Life Insurance Company. She chaired the Mexico subsidiary board of directors of Seguros Monterrey and was a member of the board of directors of HSBC/New York Life Argentina. Prior to joining New York Life International, Ms. Valko held numerous positions of increasing responsibility in the insurance industry beginning in 1976. Ms. Valko received a B.S. in Mathematics from Juniata College. Ms. Valko’s over thirty years of experience as an insurance industry executive, including her experience as an executive officer of insurance companies were considered when nominating her to our Board of Directors. In addition, as our Chief Executive Officer, Ms. Valko is in the best position to understand our operations and business.

Required Vote

To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual General Meeting in person or by proxy. There is no cumulative voting in the election of directors. Under Irish law, we are required to have at least two directors. If no nominee receives a majority of the votes cast at the Annual General Meeting in person or by proxy, then the two nominees with the highest number of votes will be elected to our Board of Directors until his or her successor shall be elected.

The Board of Directors Recommends Voting “For” Each of the Directors Nominated for Election in Proposal One (a) through One (i).

PROPOSAL TWO (A) AND TWO (B): VARIOUS MATTERS CONCERNING GLOBAL INDEMNITY REINSURANCE COMPANY, LTD. AND AUTHORIZATION OF GLOBAL INDEMNITY PLC TO VOTE, AS PROXY, ON SUCH MATTERS.

General

Under our Articles of Association, if we are required or entitled to vote at a general meeting of certain of our non-U.S. subsidiaries, our Board of Directors must refer the subject matter of the vote to our shareholders at a general meeting and seek authority from our shareholders for our corporate representative or proxy to vote in favor of the resolutions proposed by these subsidiaries. We are submitting the matter described below concerning our subsidiary, Global Indemnity Re, to our shareholders for their approval at the Annual General Meeting. Our Board of Directors will cause our corporate representative or proxy to vote our shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting from our shareholders on the matters proposed by this subsidiary as described below. The Global Indemnity Re matters require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote and present in person or by proxy at the annual general meeting of Global Indemnity Re.

We are the sole shareholder of Global Indemnity Re. It is proposed that we be authorized to vote in favor of the following matters at the annual general meeting of Global Indemnity Re or any adjournments or postponements thereof.

Proposal Two (a) — Election of Directors and Alternate Directors of Global Indemnity Re

The board of directors of Global Indemnity Re has nominated three persons for election as directors and two persons for election as alternate directors whose terms will expire at the 2016 annual general meeting of shareholders of Global Indemnity Re, or when their successors are duly elected and qualified. If any of the nominees becomes unable to or declines to serve prior to the election at the annual general meeting of Global Indemnity Re, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the board of directors of Global Indemnity Re may nominate.

Set forth below is biographical information concerning the persons nominated for election as directors of Global Indemnity Re:

Stephen Green, 53, has served on the board of directors and as President of Global Indemnity Re since January 2012. Prior to joining Global Indemnity Re, Mr. Green spent 25 years with KPMG. From September 2009 to November 2010, he was the chief executive officer of KPMG’s global captive insurer Park Indemnity. He served as the office managing partner for KPMG in Bermuda from July 2004 to September 2009. From 1998 to July 2004, Mr. Green served as KPMG Bermuda’s head of insurance group. Prior to 1998 Mr. Green served in various positions at KPMG Bermuda and Peat, Marwick Mitchell in the United Kingdom. Mr. Green is a fellow of the institute of chartered accountants in England and Wales. Mr. Green graduated with a B.A. (Hons) in accountancy and finance from Northumberland University in 1985.

Terence J. Power, 63, has served on the board of directors of Global Indemnity Re since October 2013. Since 2003, Mr. Power has served as President of Dyna Management Services, Ltd. Mr. Power has over 30 years of experience in the Bermuda insurance and captive management industry. From 1982 through 2002, Mr. Power was the principal, executive vice president and financial controller for International Advisory Services, Ltd. Prior to that, Mr. Power was with KPMG Bermuda/Moore Stephens & Butterfield. Mr. Power is a Fellow of the Institute of Chartered Accountants in Ireland. Mr. Power received a Bachelor of Commerce from the University College Dublin.

Cynthia Y. Valko, 61, has served on the board of directors of Global Indemnity Re since September 2011. For additional information, see the biographical information for Ms. Valko in Proposal One (i).

Set forth below is biographical information concerning the persons nominated for election as alternate directors of Global Indemnity Re:

Marie-Joelle Chapleau, 36, has served as an alternate director to Stephen Green on the board of directors of Global Indemnity Re and as its Chief Operating Officer since January 2013. Prior to joining Global Indemnity Re, Ms. Chapleau was a senior account manager for JLT Insurance Management (Bermuda) Ltd., where she was responsible for Global Indemnity Re’s outsourced accounting functions. Ms. Chapleau is a certified public accountant, chartered property and casualty underwriter and an associate in reinsurance. Ms. Chapleau graduated with a B.A. in finance and international business from Concordia University and certificate in science of accounting from the University of Quebec in Montreal.

Grainne Richmond, 39, has served as an alternate director to Terence J. Power on the board of directors of Global Indemnity Re since October 2013 and is Vice-President at Dyna Management Services, Ltd. where she has been employed since May 2011. Ms. Richmond has over 17 years of experience in accounting and assurance, with the last 11 years spent working in captive management in Bermuda. From 2008 to April 2011, Ms. Richmond was the vice president — client captive services at Artex Risk Solutions, Inc. and assistant vice president from 2005 to 2008. Prior to that Ms. Richmond worked for International Advisory Services Ltd. in Bermuda, PricewaterhouseCoopers in Dublin and Deloitte Touche. Ms. Richmond is a Fellow of the Institute of Chartered Accountants of Ireland, secretary of the Bermuda Insurance Managers Association and a member of the Association of Anti-Money Laundering Specialists.

Proposal Two (b) — Appointment of Independent Auditor

The board of directors of Global Indemnity Re has appointed Ernst & Young, Ltd., Hamilton, Bermuda, as the independent auditor of Global Indemnity Re for the fiscal year ending December 31, 2016. At the annual general meeting of Global Indemnity Re or any adjournments or postponements thereof, shareholders will be asked to ratify this appointment. Representatives of the firm are not expected to be present at the meeting.

Other Matters

In addition to the matter set forth above for which we are soliciting your proxy, we expect that the financial statements of Global Indemnity Re for the year ended December 31, 2015, together with the report of the independent auditors in respect of these financial statements, will be presented for approval at the annual general meeting of Global Indemnity Re in accordance with Bermuda law. We will refer this matter to our shareholders present in person and entitled to vote at the annual general meeting of Global Indemnity Re. We are not asking you for a proxy with respect to this matter and you are requested not to send us a proxy with respect to this matter.

We know of no other specific matter to be brought before the annual general meeting of Global Indemnity Re that is not referred to in this Proxy Statement. If any other matter properly comes before the annual general meeting of Global Indemnity Re, our corporate representative or proxy will vote in accordance with his or her judgment on such matter.

Required Vote

Proposal Two requires the affirmative vote of a majority of the votes cast at the Annual General Meeting in order to ensure passage of the above proposal related to Global Indemnity Re. Our Board of Directors will cause our corporate representative or proxy to vote the shares in Global Indemnity Re in the same proportion as the votes received at the Annual General Meeting or any adjournments or postponements thereof from our shareholders on the above proposal.

The Board of Directors Recommends voting “For” All of the Directors of Global Indemnity Re Nominated for Election in Proposal Two (A) and “For” Proposal Two (B).

PROPOSAL THREE: AUTHORIZATION OF THE REISSUE PRICE RANGE OF A ORDINARY SHARES THAT GLOBAL INDEMNITY PLC ACQUIRES AS TREASURY SHARES

Global Indemnity may, from time to time, reissue A ordinary shares purchased or redeemed by it and not cancelled (“treasury shares”). Under Irish company law, we are required to seek shareholder approval of a price range in which we may reissue such shares out of treasury in off-market transactions. Accordingly, we are asking our shareholders to approve such a special resolution authorizing Global Indemnity to reissue treasury shares at a maximum price equal to 110% or a minimum price equal to 95% of the closing price as reported on NASDAQ on the reissuance date (unless such treasury shares are issued to satisfy an obligation under an employee share plan in which case the shares may be issued for nominal value).

If adopted, this authority will expire on the close of business on December 15, 2017 unless previously varied, revoked or renewed by special resolution of shareholders. We expect to propose renewal of this authorization at subsequent annual general meetings.

The text of the special resolution in respect of Proposal Three is as follows:

“Resolved that for the purposes of Section 1078 of the Companies Act 2014, the reissue price range at which any ‘A’ ordinary shares that Global Indemnity plc holds as treasury shares (as defined by Section 106 of the Companies Act 2014) for the time being held by Global Indemnity plc may be issued off-market shall be as follows:

(a)

The maximum price at which a treasury A ordinary share may be reissued off-market shall be an amount equal to 110% of the closing price on NASDAQ for A ordinary shares on the day preceding the day on which the relevant share is reissued by Global Indemnity plc.

(b)

The minimum price at which a treasury ‘A’ ordinary share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined in Section 64 of the Companies Act 2014) or any of the share incentive plans operated by Global Indemnity plc or in all other cases an amount equal to 95% of the closing price on NASDAQ for the ‘A’ ordinary shares on the day preceding the day on which the relevant share is reissued by Global Indemnity plc.

(c)

The reissue price range as determined by paragraphs (a) and (b) shall expire on the date that is 18 months from the date of the passing of this resolution unless previously varied, revoked, or renewed in accordance with the provisions of Section 1078 of the Companies Act 2014.”

Required Vote

The affirmative vote of at least 75% of the votes cast at the Annual General Meeting will be required for the authorization of the reissue price range of treasury A ordinary shares.

The Board of Directors Recommends Voting “For” Proposal Three.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY PLC’S

INDEPENDENT AUDITOR AND AUTHORIZATION OF THE BOARD OF DIRECTORS TO

DETERMINE ITS FEES

General

On August 24, 2015, the Audit Committee approved, effective as of that date, the engagement of Ernst & Young Global Limited (“EY”) as the Company’s independent registered public accounting firm and dismissed PricewaterhouseCoopers LLP (“PwC”), the Company’s former registered public accounting firm.

PwC’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2014, and 2013, and the subsequent interim period from January 1, 2015 through August 24, 2015, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that, as described in Item 9A. of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company disclosed that its internal control over financial reporting was not effective as of December 31, 2014, due to the existence of a material weakness related to an element of the design of its estimation process for Unpaid Losses and Loss Adjustment Expenses as of December 31, 2014. Specifically, the design of the Company’s control relating to Unpaid Losses and Loss Adjustment Expenses that exceeded the central estimates of both the internal and external actuaries in the process of establishing management’s final determination of loss reserve selections was not adequate. This deficiency did not result in a material misstatement in the consolidated financial statements; however, this deficiency could have resulted in a material misstatement of the aforementioned accounts and disclosures of the annual or interim consolidated financial statements that would not have been prevented or detected. The Audit Committee of the Board of Directors discussed this matter with PwC and has authorized PwC to respond fully to the inquiries of EY, the successor accountant, concerning this reportable event.

During the fiscal years ended December 31, 2014 and 2013, and the subsequent interim period from January 1, 2015 through August 24, 2015, neither the Company nor anyone acting on behalf of the Company, has consulted with EY regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The appointment of an independent auditor is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee of the Board of Directors has appointed EY as our independent auditor. As a matter of good corporate governance, the Audit Committee submits its selection of the independent auditors to our shareholders for ratification in a non-binding vote at the Annual General Meeting. In addition, shareholders will be asked to authorize our Board of Directors acting through its Audit Committee to set the fees for EY. If the shareholders do not ratify the appointment of EY, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

A representative of EY is expected to be available telephonically to respond to appropriate questions from shareholders at the Annual General Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Auditors

The following table shows the fees that were billed to us by EY for professional services rendered during the period August 24, 2015 through December 31, 2015.

Fee Category	2015	2014
Audit Fees	$1,504,000	$—
Audit-Related Fees	0	—
Tax Fees	10,250	—
All Other Fees	30,510	19,620

Total Fees	$1,544,760	$19,620

The following table shows the fees that were billed to us by PwC for professional services rendered for fiscal year 2015 through August 24, 2015 and for the fiscal year ended December 31, 2014 (“fiscal year 2014”).

Fee Category	2015	2014
Audit Fees	$672,320	$1,275,296
Audit-Related Fees	323,380	4,897
Tax Fees	282,819	826,185
All Other Fees	3,600	95,095

Total Fees	$1,282,119	$2,201,473

Audit Fees

For EY, this category includes fees for the audit of our annual financial statements for fiscal year 2015 and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.

For PwC, this category includes fees for the audit of our annual financial statements for fiscal year 2014 and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that were normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

For EY, this category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” No payments were made to EY in 2015 for audit-related fees.

For PwC, this category includes fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” For 2015 we paid PwC for the 2014 U.S. Generally Accepted Accounting Principles (“GAAP”) audit of American Reliable Insurance Company (“American Reliable”) that was required for the Company’s 2015 debt offering as well as $60,449 for services in connection with changing registered public accounting firms, and $15,000 for services in connection with providing consent letters on 2014 and 2013 year end audits to EY so that EY could issue the annual opinion for fiscal year 2015, for a total of $323,380. For 2014 we paid PwC $4,897 in fees for Form S-8 Registration Statement consent procedures.

Tax Fees

For EY, this category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities. We paid EY $10,250 in 2015 for tax fees.

For PwC, this category includes fees for tax compliance, tax advice, and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities. In addition, we paid tax fees totaling $218,708 in 2015 and $544,256 in 2014 in conjunction with the American Reliable acquisition.

All Other Fees

For EY, this category includes fees for products and services provided by EY that are not included in the categories described above. For 2014, we paid EY $19,620 in fees for internal audit assistance. For 2015 we paid EY $30,510 in fees for internal audit assistance. Internal audit assistance was performed prior to EY’s engagement.

The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining EY independence and concluded that it was.

For PwC, this category includes fees for products and services provided by PwC that are not included in the categories described above. For 2015 we paid PwC $3,600 in fees for on-line accounting research services. For 2014 we paid PwC $91,495 for financial due diligence relating to our acquisition of American Reliable and $3,600 in fees for on-line accounting research services.

The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining PwC independence and concluded that it was.

Pre-Approval of Services

To ensure that our independent auditor maintains the highest level of independence and pursuant to the Audit Committee Pre-Approval Policy, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our independent auditors. The Audit Committee pre-approved 100% of the fees for audit and non-audit services performed by EY and PwC during the year ended December 31, 2015. To ensure that the provision of these services does not impair the independence of our independent auditor, unless a type of service to be provided by our independent auditor and the associated fees have been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval of any proposed services and the associated fees is required. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in September 2015.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual General Meeting will be required for the ratification of the appointment of EY as our independent auditor for 2016 and the authorization of our Board of Directors acting through its Audit Committee to set fees for EY.

The Board of Directors Recommends voting “For” Proposal Four.

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

Since June of 2007, it has been our policy to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of having a separate Chairman is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman independent of the Chief Executive Officer, whose sole job is to lead the Board of Directors, allows our Chief Executive Officer, Ms. Valko, to better focus her time and energy on running the day-to-day operations of Global Indemnity. We believe that our Chief Executive Officer and our Chairman have an excellent working relationship and open lines of communication. The Board of Directors believes that Global Indemnity’s current leadership structure does not affect its role in risk oversight of Global Indemnity.

The Board of Directors exercises its risk oversight responsibilities through its committees, which regularly report to the full Board of Directors. Our Enterprise Risk Management Committee addresses enterprise risk matters, the Audit Committee addresses financial reporting risk, the Compensation and Benefits Committee addresses compensation related matters and the Investment Committee addresses risks related to investing. For a further discussion, see “Board Committees” below.

Our Board of Directors has determined that Seth J. Gersch, Joseph W. Brown, James W. Crystal, Raphael L. de Balmann, John H. Howes, Bruce Lederman and Larry N. Port are independent as defined by applicable NASDAQ Listing Rules and SEC rules. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of our Board of Directors by the non-executive Chairman, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board of Directors held ten meetings in 2015. In 2015, all of the incumbent members of our Board of Directors attended 75% or more of the total number of meetings of our Board of Directors and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees.

The Annual General Meeting will be our thirteenth annual general meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2015 Annual General Meeting.

Global Indemnity is a “controlled company” as defined in Rule 5615(c)(1) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Fox Paine & Company. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of Rule 5605 with respect to (1) having a majority of independent directors on our Board of Directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

Board Committees

The Board of Directors currently has nine members and the following seven committees: Audit; Compensation and Benefits; Nominating; Governance; Executive; Investment; and Enterprise Risk Management. In December of 2015, the former Nominating and Governance Committee split into two separate committees, the Nominating Committee and the Governance Committee.

Audit Committee

The Audit Committee held seven meetings in 2015. The Audit Committee currently consists of James W. Crystal, Raphael L. de Balmann, and Seth J. Gersch. Mr. Gersch is currently the Chair of the Audit Committee. Our Board of Directors has determined that Messrs. Crystal, de Balmann and Gersch each qualify as “independent directors” as that term is defined in the NASDAQ Listing Rules and each member of the Audit Committee satisfies the enhanced independent requirements for Audit Committee members under the rules of the SEC and the NASDAQ Listing Rules. Our Board of Directors has also determined that all three members of the Audit Committee are able to read and understand fundamental financial statements as required by the NASDAQ Listing Rules and that Mr. Gersch qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie.

Compensation and Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) held one meeting in 2015. The Compensation Committee currently consists of John Howes, Bruce Lederman and Larry N. Port. Mr. Port is the Chair of the Compensation Committee.

The primary duties of the Compensation Committee are to formulate, evaluate, and approve the compensation of our executive officers, and to oversee all equity compensation programs including overseeing our policies on structuring compensation programs for executive officers in order to preserve tax deductibility and, as and when required, to establish and certify the attainment of performance goals pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee also reviews and approves any forms of employment contracts, severance arrangements, change in control provisions, and other compensatory arrangements with our executive officers.

The Compensation Committee meets each year in conjunction with regularly-scheduled Board of Directors meetings and as needed at other times. Management participates in meetings at the invitation of the Compensation Committee, providing financial data on which compensation decisions are based, publicly-available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Compensation Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members, including those responsibilities and powers related to Section 162(m) of the Code.

Further discussion regarding the Compensation Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Committee Activities and Compensation paid to Named Executive Officers with Respect to 2015” and “Our Compensation Philosophy.”

A copy of our Compensation Committee Charter is available on our website at www.globalindemnity.ie.

Nominating Committee

The Nominating Committee was formed in December of 2015 and did not hold any meetings during 2015. Its predecessor committee, the Nominating and Governance Committee, held two meetings in 2015. The Nominating Committee currently consists of Joseph W. Brown, Raphael L. de Balmann, Saul A. Fox and John H. Howes. Mr. Howes is Chair of the Nominating Committee.

The principal duties of the Nominating Committee are to recommend to the Board of Directors nominees for directors and directors for committee membership, to establish criteria for recommending new directors, and to identify, screen, and recruit new directors, including director nominees who are able to read and understand fundamental financial statements for the Audit Committee. Global Indemnity does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee Global Indemnity’s businesses.

A copy of our Nominating Committee Charter is available on our website at www.globalindemnity.ie.

Governance Committee

The Governance Committee was formed in December of 2015 and did not hold any meetings during 2015. Its predecessor committee, the Nominating and Governance Committee, held two meetings in 2015. The Governance Committee currently consists of James W. Crystal, Saul A. Fox, John H. Howes, Bruce Lederman, and Larry N. Port. Mr. Lederman is Chair of the Governance Committee.

The principal duties of the Governance Committee are to develop, maintain, and recommend to the Board of Directors a set of corporate governance policies for Global Indemnity and for the Board of Directors, assist management in the review of director and officer liability insurance requirements, and oversee evaluations of the Board of Directors and management.

A copy of our Governance Committee Charter is available on our website at www.globalindemnity.ie.

Executive Committee

The Executive Committee currently consists of Saul A. Fox, Seth J. Gersch and Cynthia Y. Valko. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board of Directors to exercise the powers of the Board of Directors as permitted by applicable law and listing standards, other than those reserved for other committees or the full Board of Directors.

A copy of our Executive Committee Charter is available on our website at www.globalindemnity.ie.

Investment Committee

The Investment Committee currently consists of Joseph W. Brown, James W. Crystal, Raphael L. de Balmann, Bruce Lederman and Seth J. Gersch. Mr. Crystal is the Chair of the Investment Committee. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines.

A copy of our Investment Committee Charter is available on our website at www.globalindemnity.ie.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of Joseph W. Brown, Raphael L. de Balmann, Saul A Fox, and Larry N. Port. Mr. Brown is the Chair of the Enterprise Risk Management Committee. The

principal duties of the Enterprise Risk Management Committee are to periodically report to the Board of Directors regarding material risks to the Company’s capital base, liquidity, information technology, operations, issues which might affect the Company’s credit or other market ratings and to establish a set of key risk indicators against which to measure heightened or decreased risks based upon information and determinations of Company management.

A copy of our Enterprise Risk Management Committee Charter is available at www.globalindemnity.ie.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

Under our Articles of Association, Fox Paine & Company, our controlling shareholder, has the right to appoint eight of our nine directors, equal in aggregate to the pro rata percentage of the voting shares beneficially held by Fox Paine & Company of Global Indemnity for so long as Fox Paine & Company holds an aggregate of 25% or more of the voting power in Global Indemnity. Recommendations for director nominees should be sent to the Nominating Committee c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or e-mailed to info@globalindemnity.ie.

Our Board of Directors also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board of Directors as a group, or one or more specific members of our Board of Directors, should communicate in writing addressed to the specified names c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or in an e-mail to info@globalindemnity.ie. Emails addressed to the Board of Directors will be forwarded, as appropriate, to the Board of Directors.

Executive Sessions

At least twice a year, the independent directors meet in executive session.

Code of Business Conduct and Ethics

On January 26, 2004, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers, and employees of Global Indemnity and its subsidiaries. A copy of our Code of Business Conduct and Ethics is available on our website at www.globalindemnity.ie. Within the time period specified, and to the extent required, by the SEC and the NASDAQ Listing Rules, we will post on our website any amendment to our code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

DIRECTOR COMPENSATION

General

The form and amount of non-employee director compensation is determined by the Board of Directors based on recommendations by our Nominating Committee. Our directors that are also employees of the Company are not separately compensated for their service as directors. Cynthia Y. Valko, our Chief Executive Officer, is an employee of the Company and therefore is not separately compensated for her services as a director. We believe that director compensation should not only be competitive within the insurance industry, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort, and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for serving on the Board of Directors and each committee payable in cash and in restricted A ordinary shares. The annual retainers are apportioned between Global Indemnity Group, Inc. and Global Indemnity plc based upon the services rendered to our US insurance operations and our non-US corporate operations, respectively. The number of restricted A ordinary shares to be issued to a director under the Global Indemnity plc Share Incentive Plan (“Share Incentive Plan”) is determined by dividing the amount of compensation to be issued by the closing market price of our A ordinary shares on NASDAQ on the last business day of the calendar quarter in which the compensation was earned.

Restricted A ordinary shares issued to directors vest over a rolling 24 month period. Restricted A ordinary shares received may not be transferred, sold or otherwise disposed of unless and until (1) there is a change in control of Global Indemnity, (2) such director passes away, or (3) 24 months have elapsed since the date the director ceased to serve on the Board of Directors. Restricted A ordinary shares are subject to forfeiture upon a director’s breach of confidentiality, or if within 24 months following a director’s departure from the Board of Directors, the director becomes associated with a property and casualty company that at the time of association or during the restriction period competes with us.

These restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations.

Retainer and Fee Schedule

Each non-employee director is required to elect a percentage of their annual retainer to be paid in Restricted A ordinary shares and a percentage of their annual retainer to be paid in cash. This election remains in effect for one year and may be changed upon five days’ prior written notice by the non-employee director.

Non-employee directors who elect to receive 100% of their retainer for Board services rendered to Global Indemnity plc in Restricted A ordinary shares also receive an additional cash payment equivalent to 100% of their retainer for services rendered to Global Indemnity plc. Non-employee directors who elect to receive 100% of their retainer for services rendered to Global Indemnity Group, Inc. in Restricted A ordinary shares have their compensation increased in cash to provide a gross-up for taxes. Those non-employee directors who do not elect to receive 100% of their retainer for Board services rendered to Global Indemnity Group, Inc. in Restricted A ordinary shares do not receive the additional cash payment and do not have their compensation grossed-up for taxes. Each director has elected to receive 100% of their retainer for services rendered to Global Indemnity plc and Global Indemnity Group, Inc. in Restricted A ordinary shares. The Company and Mr. Fox have agreed to defer the vesting of Mr. Fox’s Restricted A ordinary shares granted for services rendered to Global Indemnity Group, Inc. until the earlier of a change in control of the Company or January 1, 2024.

The amount of the annual retainer each non-employee director was eligible to receive for service in fiscal year 2015 was: (1) $80,000 for the Chairman; (2) $37,500 for all non-employee directors (other than the Chairman);

(3) an additional $8,500 for each continuous year served as a non-employee director (“Tenure Bonus”); (4) an additional $45,000 for the non-employee director who chairs the Audit Committee; (5) an additional $20,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (6) an additional $30,000 for the non-employee director who chairs the Investment Committee; (7) an additional $15,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (8) an additional $22,500 for the non-employee director who chairs the Compensation Committee; (9) an additional $11,250 for non-employee directors who serve on the Compensation Committee in a capacity other than Chairperson; (10) an additional $80,000 for the non-employee director who chairs the Executive Committee; (11) an additional $40,000 for non-employee directors who serve on the Executive Committee in a capacity other than Chairperson; (12) an additional $30,000 for the non-employee director who chairs the Enterprise Risk Committee; (13) an additional $15,000 for non-employee directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (14) an additional $20,000 for the non-employee director who chairs the Nominating and Governance Committee; and (15) an additional $10,000 for the non-employee directors who serves on the Nominating and Governance Committee in a capacity other than Chairperson. With the split of the Nominating and Governance Committee into the Nominating Committee and the Governance Committee, these amounts remain in effect for fiscal year 2016, except the fee for chairing the Nominating Committee and the fee for Chairing the Governance Committee is the same as the fee above for chairing the Nominating and Governance Committee and the fee for serving on the Nominating Committee in a capacity other than the Chairperson and the fee for serving on the Governance Committee in a capacity other than the Chairperson is the same as the fee above for serving on the Nominating and Governance Committee in a capacity other than the Chairperson.

All non-employee directors are eligible to receive reimbursement for their reasonable business related expenses and reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its Committees. Non-employee directors do not receive attendance fees for meetings.

Non-employee directors forfeit 12.5% of their yearly retainer and tenure bonus for each absence at an in-person meeting of the Board of Directors and will forfeit $5,000 of their yearly retainer and tenure bonus for each non-participation in a telephonic meeting of the Board of Directors.

2015 Non-Employee Director Compensation

The following table provides compensation information for fiscal year 2015 for each non-employee director of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Saul A. Fox	101,299	329,406	—	—	—	314,702	745,407
Joseph W. Brown	2,638	6,733	—	—	—	4,506	13,877
Stephen A. Cozen	33,106	97,095	—	—	—	58,626	188,827
James W. Crystal	61,228	145,462	—	—	—	96,524	303,214
Raphael L. de Balmann	3,725	7,081	—	—	—	4,251	15,057
Seth J. Gersch	93,542	201,647	—	—	—	142,560	437,749
John H. Howes	59,196	114,438	—	—	—	58,221	231,855
Chad A. Leat	17,404	56,006	—	—	—	43,931	117,341
Bruce Lederman	2,743	6,094	—	—	—	4,268	13,105
Larry N. Port	13,805	43,293	—	—	—	27,666	84,764

(1)	Includes director fees paid in cash in January 2016 but earned for services rendered in 2015 and excludes the director fees paid in cash in 2015 but earned for services rendered in 2014.

(2)

Represents the aggregate grant date fair value of share-based compensation granted in 2015 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718) (“Topic 718”). See Note 15 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2015 is set forth below for each non-employee director:

Service Period to which Grant Relates	1st Quarter 2015	2nd Quarter 2015	3rd Quarter 2015	4th Quarter 2015	Total
Grant Date	3/31/2015	6/30/2015	9/30/15	12/31/2015
Director
Saul A. Fox	$81,502	$81,937	$82,593	$83,374	$329,406
Joseph W. Brown	—	—	—	$6,733	$6,733
Stephen A. Cozen	$27,694	$23,138	$28,735	$17,528	$97,095
James W. Crystal	$35,603	$36,223	$36,664	$36,972	$145,462
Raphael L. de Balmann	—	—	—	$7,081	$7,081
Seth J. Gersch	$49,673	$50,095	$50,717	$51,162	$201,647
John H. Howes	$27,917	$28,557	$28,944	$29,020	$114,438
Chad A. Leat	$34,216	$21,790	—	—	$56,006
Bruce Lederman	—	—	—	$6,094	$6,094
Larry N. Port	—	$5,307	$18,136	$19,850	$43,293

Totals	$256,605	$247,047	$245,789	$257,814	$1,007,255

(3)

The aggregate number of outstanding, unvested restricted A ordinary shares for each our non-employee directors as of December 31, 2015 are: Mr. Fox — 32,921; Mr. Brown — 232; Mr. Cozen — 7,252; Mr. Crystal — 10,113; Mr. de Balmann — 244; Mr. Gersch — 14,580; Mr. Howes — 8,156; Mr. Leat — 6,567; Mr. Lederman — 210; and Mr. Port — 1,566. These shares were issued for services, if any, rendered from the first quarter of 2013 through the fourth quarter of 2015.

(4)	Represents the accrued tax gross-up on restricted A ordinary shares received for services rendered to Global Indemnity Group, Inc.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of Global Indemnity who do not also serve on our Board of Directors or on the board of directors of Global Indemnity Re. The biography for Ms. Valko, our Chief Executive Officer, is set forth above under the caption “Nominees for Director” in Proposal One (i) and the biography for Mr. Green, the President of Global Indemnity Re, is set forth above under Proposal Three (a) — Election of Directors and Alternate Directors. In this Proxy Statement, the terms Global Indemnity Group and Global Indemnity’s US operations include the insurance and related operations conducted by United National Insurance Company, American Insurance Adjustment Agency, Inc., American Reliable, Diamond State Insurance Company, J.H. Ferguson and Associates, LLC, Collectibles Insurance Services, LLC, Global Indemnity Insurance Agency, LLC, U.S. Insurance Services, Inc., United National Specialty Insurance Company, Penn-America Insurance Company, Penn-Star Insurance Company and Penn-Patriot Insurance Company.

Thomas M. McGeehan, 58, has served as our Executive Vice President - Finance and Chief Financial Officer since August 2011. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Prior to that, Mr. McGeehan served as United America Indemnity, Ltd.’s Corporate Controller beginning in September 2005. He joined Global Indemnity plc’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

William J. Devlin, Jr., 60, has served as Executive Vice President and Chief Operations and Claims Officer of Global Indemnity’s US operations since January 2012. From October 2007 through December 2011, Mr. Devlin served as Senior Vice President – Claims. Mr. Devlin was Vice President – Litigation Management from October 2005 to October 2007. From 1998 through October 2005, Mr. Devlin served as the managing attorney of the St. Paul Travelers Companies, a provider of property and casualty insurance. Mr. Devlin served as the managing attorney for the Philadelphia area offices of USF&G, an insurance company, from 1993 through its acquisition by St. Paul Travelers in 1998. Previously, Mr. Devlin worked for the law firms Clark, Ladner, Fortenbaugh & Young and Montgomery, McCracken, Walker & Rhoads, LLP. Mr. Devlin began his career in 1984 serving as a law clerk to the Honorable James McGirr Kelly in the United States District Court for the Eastern District of Pennsylvania. He received his B.B.A. in Accounting from Temple University and his J.D. from Temple University School of Law.

Matthew B. Scott, 56, has served as Executive Vice President and Chief Marketing Officer of Global Indemnity’s US operations since January 2012. From July 2010 through December 2011, he was President of United National Group and from June 2009 through December 2011, he was President of Penn-America Group. From April 2008 through June 2009, Mr. Scott was the Senior Vice President of Casualty Brokerage of Diamond State Group. From October 2007 through April 2008, Mr. Scott was Vice President of Business Development of Diamond State Group. Previously, Mr. Scott served as an executive in the Strategic Markets Unit of White Mountains’ subsidiary, OneBeacon Insurance Company. Mr. Scott began his career in 1986 at Sigel Insurance Group, where he was ultimately appointed vice president, sales. In 1998, Mr. Scott joined CGU Insurance Company as vice president, specialty business development. CGU Insurance Company was acquired by White Mountains Insurance Group in 2001. Mr. Scott previously served on the board of American Centennial Insurance Company, a White Mountains company. He received his Bachelor of Arts from Franklin & Marshall College and his Master of Science in Insurance Management from Boston University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2015 were Cynthia Y. Valko, Chief Executive Officer, Global Indemnity plc; Thomas M. McGeehan, Chief Financial Officer and Executive Vice President - Finance, Global Indemnity plc; Robert F. Hill, former President of American Reliable Insurance Company; William J. Devlin, Jr., Executive Vice President and Chief Claims and Operations Officer of Global Indemnity Group; and Matthew B. Scott, Executive Vice President and Chief Marketing Officer of Global Indemnity Group. While not technically qualifying as a named executive officer, we have included Stephen Green, President of Global Indemnity Re, because he was a named executive officer last year, which helps provide a better year to year comparison of our named executive officers and because Mr. Hill resigned effective April 1, 2016.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2015 and the compensation awarded to, earned by, or paid to our named executive officers with respect to 2015 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2015

The Compensation Committee met one time in 2015. Actions of the Compensation Committee included approving the executive officers’ 2015 salaries and bonus incentive opportunities. The Compensation Committee or the Board of Directors, after consulting with our Chief Executive Officer (except with respect to matters relating to the Chief Executive Officer), has approved the compensation and the employment agreements and arrangements for all of our named executive officers. Following the fiscal year, the Compensation Committee also typically conducts an annual review of the performance of our named executive officers and did so in early 2016 with respect to performance for 2015.

The Compensation Committee approves all grants of equity compensation to our named executive officers and determines the size of the grants as it deems appropriate to achieve the goals as described below and establishes the time or times at which equity will be awarded. With respect to stock options, the Compensation Committee sets the exercise price per share at the closing price of our shares on the date of grant.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Compensation Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

We have entered into employment agreements or arrangements with our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy, and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with some comfort regarding their duties and compensation. For some executives, our employment agreement and arrangements contain restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executives’ employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. Three industry compensation surveys were used in 2015 that were not specifically prepared for us. The following companies participated in those surveys: ACUITY, AIPSO, Allied World Assurance Company, Inc. US, Amica Mutual Insurance Company, Arbella Insurance Company, Argo Group International Holdings, LTD., Aspen Specialty Insurance Company, California Casualty Management Company, Crum & Forster, Cuna Mutual Group, Eastern Alliance Insurance Group, Electric Insurance Company, Employers, Esurance Insurance Services, Inc., FBL Financial Group, Inc., FCCI Insurance Group, GuideOne Mutual Insurance, Hagerty Management LLC, Homesite Insurance, ICW Group, Ironshore, Inc., Maiden Re, Markel Corporation, OneBeacon Insurance Group, Ltd., Penn National Insurance, Plymouth Rock Assurance Corporation, PMA Companies, ProSight Specialty Insurance Group, Inc., RLI Corporation, Selective Insurance Company of America, Sentry Insurance, Sompo Japan Nipponkoa America, State Auto Insurance Company, Swiss Re, The Main Street America Group, The Warranty Group, Universal North America, Utica National Insurance Group, Westfield Insurance, Workers’ Compensation Rating & Inspection Bureau of Massachusetts, and Zenith National Insurance Corporation (collectively the “Peer Group”). We believe that use of such peer and competitor comparison provides a suitable basis for addressing and balancing between the competitive nature of our business and the attendant need to recruit and retain talented executives by providing competitive compensation against the Compensation Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. However, we do not target any specific percentile in relation to such Peer Group with respect to any element of executive compensation. We believe that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our compensation program has been structured so that our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

Key Elements of Compensation

We use two primary components of executive compensation to satisfy our compensation objectives: base salary, which is provided to recognize our executive officers’ day-to-day contributions and performance-based incentive opportunities that include both a long-term equity incentive component payable in equity awards and annual bonus incentives payable in cash. The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles.

Our performance-based incentive opportunities generally are designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. In the first quarter of each year, our Compensation Committee establishes the performance objectives that must be met during the applicable performance period for a named executive officer to earn the incentive compensation. These performance objectives reflect each executives responsibilities and a day-to-day emphasis on generating profits. If the incentive bonuses are earned, a portion will be paid in cash and the remaining portion in restricted shares.

We pay out a portion of these incentive opportunities in the form of equity awards because we believe that short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders. These equity awards generally vest pro-rata over three or four years as described below and, unless otherwise indicated in the applicable employment agreement or arrangement, vesting is subject to continued employment or the Board of Directors’ discretion. Equity awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We believe that providing our named executive officers with equity ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent. We further believe that the allocation between cash and equity awards with respect to the annual bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for his performance during an applicable performance period. All equity grants to our named executive officers are made pursuant to our Share Incentive Plan.

From time to time, we may grant additional equity awards or other forms of compensation, such as in connection with an executive officer’s hire. With respect to new hire equity awards, in order to promote our goals of attracting and retaining talented executives, the awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals as described above. Equity awards that are made upon an executive’s commencement of employment may also be contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described below under “Employment Agreements,” each of Ms. Valko and Mr. Hill received options to acquire our A ordinary shares in connection with the commencement of their employment and the entering into of a new employment agreement. These options vest annually pro-rata over three years for Ms. Valko and pro-rata annually over three years for Mr. Hill, subject to certain Board of Director approved performance targets. Mr. Hill did not meet Board of Director approved performance targets in 2015, which were the same as his 2015 performance targets discussed below in “Performance Objectives and Target Cash Bonuses” and forfeited the first one-third of his options to acquire our A ordinary shares. The remaining options to acquire our A ordinary shares were forfeited upon his April 1, 2016 resignation.

Base Salary

The Compensation Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles. The Compensation Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group, and whether any adjustments would be appropriate based on other relevant factors. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance, enhanced professional responsibilities and the review of Peer Group compensation. In setting the Chief Executive Officer’s base salary and in evaluating the Chief Executive Officer’s recommendations for the base salaries of the other named executive officers, the Compensation Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. The Compensation Committee reviewed and approved executive base salaries in February 2015.

Incentive Opportunities

For 2015, Ms. Valko and Messrs. McGeehan, Scott, Devlin, Hill and Green were provided an opportunity to earn both a cash bonus and an equity bonus based on the combined ratio and gross written premiums for the applicable year. As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives for 2015 related to certain objective performance goals that included gross written premium and the combined ratio, as well as individual performance expectations. Gross written premiums is a financial measurement that is generally viewed in the insurance industry as an indicator of revenue and growth. The combined ratio is the ratio of the sum of losses, acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is a financial measure that is generally viewed in the insurance industry as an indicator of underwriting profitability. Generally a lower combined ratio equates to greater profitability.

Target Incentives Under Employment Agreements

Ms. Valko’s employment agreement sets a yearly target bonus opportunity of $500,000, which is payable 50% in cash and 50% in restricted shares. For 2015, the Compensation Committee set Ms. Valko’s target bonus opportunity at $600,000, which was an increase of $50,000 from 2014. Ms. Valko’s yearly bonus payment is based on achieving underwriting income, premium volume, such as gross written premium, and underwriting profitability targets, such as combined ratio, as established yearly by the Compensation Committee, and subject to a truing up as described below. Restricted share awards vest one-third per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the stock award. The yearly bonus opportunity is subject to continued employment.

Under their employment agreements, Messrs. McGeehan and Devlin are eligible to receive cash and equity bonus awards under criteria developed annually by the Board of Directors and Compensation Committee. Mr. Scott has a bonus target in his employment agreement, but the performance criteria are established annually by our Board of Directors and Compensation Committee. Mr. Scott’s bonus target for 2015 was the same as the targets developed by the Board of Directors and Compensation Committee for the other executive officers and was based on the combined ratio and gross written premiums for 2015. The employment agreement for Mr. Scott is structured so that one-third of his bonus would be paid in restricted shares and two-thirds would be paid in cash or structured as determined by the Company.

Mr. Hill’s employment arrangement set a yearly cash bonus opportunity of 50% of his annual base salary and a yearly equity bonus opportunity of 55% of his annual base salary. Eligibility to receive such bonuses was determined by criteria developed annually by the Board of Directors and Compensation Committee.

Under his employment arrangement, Mr. Green is eligible to receive a cash and equity bonus under criteria developed annually by the Board of Directors and Compensation Committee. All awards are based on Global Indemnity Re’s results, including but not limited to, premium, income, loss ratio and expense ratio. The employment agreement for Mr. Green is structured so that the cash component target is 50% of Mr. Green’s annual base salary and the restricted share component target value is 50% of Mr. Green’s annual base salary or structured as determined by the Company. 50% of a restricted share award vests ratably over three years. The remaining 50% of a restricted share award is subject to re-measurement of the combined ratio of Global Indemnity Re, excluding corporate expenses, three years after the grant. To qualify for the award, the combined ratio of Global Indemnity Re, excluding corporate expenses cannot be greater than that originally presented to and approved by the Board of Directors. Such vesting will occur no later than March 15th of the re-measurement year.

Cash Bonus Opportunity

Performance Objectives and Target Cash Bonuses

Ms. Valko was eligible for a cash bonus target of $300,000 upon the achievement of a combined ratio of Global Indemnity in 2015 equal to or less than 99.5% and gross written premiums of at least $578,200. Messrs. McGeehan, Scott and Devlin were each eligible for a cash bonus in an amount between 50% and 70% of his annual base salary if the combined ratio of Global Indemnity’s US Operations in 2015 was between 99.7%

and 97.7% or less and gross written premiums for Global Indemnity were between $238.1 million and $261.8 million or greater. The combined ratio criteria is weighted at 75% and the gross written premium is weighted at 25%. Actual performance results between the specified goal amounts are subject to interpolation. To qualify for a bonus, the respective combined ratio target must be met. If the respective combined ratio target is not met, the gross written premium criteria is not considered.

Mr. Hill was eligible for a cash bonus of 50% of his annual base salary if the combined ratio of American Reliable in 2015 was no greater than 95.7% and gross written premiums for American Reliable were greater than $278.8 million.

Mr. Green was eligible for a cash bonus of 50% of his annual base salary if the combined ratio of Global Indemnity Re in 2015 was no greater than 80.3% and the gross written premiums for Global Indemnity Re were at least $61.3 million.

Performance Results

Ms. Valko’s cash bonus was based on the achievement of a combined ratio of Global Indemnity in 2015 of 94.5%, which was 5 percentage points better than the 99.5% goal, and based on the attainment of certain other individual performance criteria. The gross written premium criteria was not met as gross written premiums for Global Indemnity in 2015 were $534.4 million. For Ms. Valko, in determining her cash bonus, the Compensation Committee considered the overall performance of the Company under her leadership, including Global Indemnity’s achievement of a combined ratio goal of 99.5%, Global Indemnity Re exceeding its combined ratio goals, as well as the successful transition of American Reliable.

The cash bonus for each of Messrs. McGeehan, Scott and Devlin was based on the achievement of a combined ratio of Global Indemnity’s US Operations in 2015 of 85.1%, which was 14.6 percentage points better than the 99.7% minimum goal, and based on the attainment of certain other individual performance criteria. The gross written premium criteria was not met as gross written premiums for Global Indemnity’s US Operations in 2015 were $214.2 million. With respect to individual performance, the Compensation Committee considered Mr. McGeehan’s successful management of the assumption of certain investment functions; capital management; and the successful transition of American Reliable in determining his cash bonus.

For Mr. Scott, the Compensation Committee considered his successful management of small business binding authority, new growth from cross selling opportunities due to the acquisition of American Reliable and continued growth in Collectibles and vacant property products in determining his cash bonus.

For Mr. Devlin, the Compensation Committee considered the development of new information technology platforms, successful claim and litigation management and the successful transition of merging the IT department of American Reliable and Global Indemnity’s US Operations in determining his cash bonus.

Mr. Hill did not receive a cash bonus because the combined ratio of American Reliable Insurance Company in 2015 was 103.5%, which was 7.8 percentage points higher than the 95.7% goal, and because the gross written premiums for American Reliable Insurance Company in 2015 were $270.5 million.

Mr. Green’s cash bonus was based on the achievement of a combined ratio of Global Indemnity Re in 2015 of 63.4%, which was 16.9 percentage points better than the 80.3% goal, and based on the attainment of certain other individual performance criteria. The gross written premium criteria for Global Indemnity Re in 2015 was not met as gross written premiums for Global Indemnity Re in 2015 were $49.7 million. With respect to individual performance for Mr. Green, the Compensation Committee considered his contributions to Global Indemnity Re exceeding its combined ratio goals and continued growth of the professional lines business at Global Indemnity Re in determining his cash bonus.

The following table sets forth the amount of cash bonus paid to each of our named executive officers on March 4, 2016, for 2015 performance:

Named Executive Officer	2015 Cash Bonus Amount Earned
Cynthia Y. Valko	$325,000
Thomas M. McGeehan	$200,000
Robert F. Hill	$0
Matthew B. Scott	$150,000
William J. Devlin, Jr.	$175,000
Stephen Green	$125,000

Equity Bonus Opportunity

Performance Objectives and Target Equity Bonuses

Ms. Valko was eligible for an equity bonus of $300,000 upon the achievement of a combined ratio of Global Indemnity in 2015 of equal to or less than 99.5%.

Messrs. McGeehan, Scott, and Devlin were eligible for an equity bonus in an amount between 50% and 75% of their annual base salary with an actual equity bonus payable at 50% of the respective base salaries if the actual combined ratio is equal to, and not greater than 96.0% and at 75% if that actual combined ratio is equal to or less than 94.0%. For combined ratios that fall between the specified performance levels, the payouts are adjusted on a linear basis. Upon achievement of the eligibility requirements, each named executive officer’s bonus would be further adjusted based on a 2015 gross written premium target for Global Indemnity’s Commercial Lines segment of its US Operations and Global Indemnity Re of $299.4 million. The actual gross written premium is divided by the target gross written premium. The result is multiplied by the bonus amount calculated for the combined ratio portion of the bonus to achieve an adjusted bonus amount. The maximum adjustment is +/- 20%. Fifty percent of any such award would vest ratably over a three-year period. The other fifty percent of any such award is subject to re-measurement of the combined ratio by an independent actuary. To qualify for the award the combined ratio, as of December 31, 2018, cannot be greater that the ratio originally presented to and approved by the Board of Directors on or before March 1, 2016.

Each of Messrs. Hill and Green were eligible for an equity bonus of 55% and 50%, respectively, of his annual base salary based on the performance objective applicable to the individual a discussed in “Cash Bonus Opportunity” above.

Performance Results

Based on 2015 performance, Ms. Valko qualified for an equity bonus with a value of $325,000, Mr. McGeehan qualified for an equity bonus with a value of $200,000, Mr. Scott qualified for an equity bonus with a value of $110,000 and Mr. Devlin qualified for an equity bonus with a value of $175,000 based on a combined ratio of Global Indemnity’s Commercial Lines segment of its US Operations and Global Indemnity Re in 2015 equal to 85.1%, which was 10.9 percentage points better than the 96% minimum goal, and the Compensation Committee’s consideration of the individual performance criteria discussed in the “Cash Bonus Opportunity” above. Mr. Green qualified for an equity bonus with a value of $175,000 based on the results of the combined ratio of Global Indemnity Re in 2015 equal to 63.4%, which was 16.9 percentage points better than the 80.3% goal, and the Compensation Committee’s consideration of the individual performance criteria discussed in the “Cash Bonus Opportunity” above. Mr. Hill did not qualify for an equity bonus in 2015 for the reasons discussed in the “Cash Bonus Opportunity” above.

The following table sets forth the number of restricted A ordinary shares granted to each of our named executive officers for 2015 performance:

Named Executive Officer	Number of Restricted A Ordinary Shares Granted
Cynthia Y. Valko	11,199
Thomas M. McGeehan	6,891
Robert F. Hill	0
Matthew B. Scott	3,790
William J. Devlin, Jr.	6,030
Stephen Green	6,030

Ms. Valko’s restricted share award vests over three years, subject to a true-up of bonus year underwriting results as of the third anniversary of the award. Fifty percent of Messrs. McGeehan’s, Scott’s and Devlin’s restricted share awards vest ratably over three years on January 1, 2017, January 1, 2018, and January 1, 2019. The remaining fifty percent of the restricted share awards vest after a re-measurement of Global Indemnity’s 2015 combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured combined ratio is not greater than the original 2015 combined ratio. Fifty percent of Mr. Green’s restricted share award vests ratably over three years on January 1, 2017, January 1, 2018 and January 1, 2019. The remaining fifty percent of the restricted share award vests after a re-measurement of Global Indemnity Re’s 2015 combined ratio, three years after the grant by an independent actuary. The shares will vest if the re-measured combined ratio of Global Indemnity Re is not greater than the original 2015 combined ratio for Global Indemnity Re.

Other Equity Awards

American Reliable Equity Bonus

Ms. Valko and Messrs. McGeehan and Devlin received discretionary equity bonuses on January 1, 2015 in recognition for their contributions in 2014 to the successful acquisition of American Reliable on January 1, 2015. On January 1, 2015, Ms. Valko received an equity bonus with a value of $500,000 via a restricted share award of 17,624 A ordinary shares; Mr. McGeehan received an equity bonus with a value of $250,000 via a restricted share award of 8,812 A ordinary shares; and Mr. Devlin received an equity bonus with a value of $150,000 via a restricted share award of 5,287 A ordinary shares. The restricted share awards vest on January 1, 2018.

The Compensation Committee believes that the targets it sets annually for cash and equity bonuses are challenging but within reach for a talented executive team. The Compensation Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Compensation Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. In addition, certain awards are subject to true-ups at the conclusion of applicable performance periods, which may result in forfeiture of the awards or a portion thereof. The Compensation Committee may also claw back bonuses if our financial statements are restated.

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines that are applicable to every executive, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock, and we may consider adopting such guidelines in the future.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. With respect to Mr. Green, the Company pays 100% of the Bermuda government social insurance contribution and government payroll tax, which amount is set forth in the Summary Compensation Table below. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our employees.

The Compensation Committee and our Board of Directors approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. The entitlement to accelerated vesting of restricted shares and options in the event that we undergo a change in control varies from executive officer to executive officer. For details regarding the potential for accelerated vesting of restricted share and options, see the descriptions below under “Employment Agreements.”

Impact of Accounting, Tax and Legal Considerations

With respect to taxes, Section 162(m) of the Code imposes a $1 million limit on the deduction that we may claim in any tax year with respect to compensation paid to the Chief Executive Officer and certain other named executive officers. Accordingly, the Compensation Committee monitors compensation paid to such executives so it may consider whether steps may be taken to ensure that it is deductible under Section 162(m) of the Code.

Certain types of “performance-based compensation” are exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted shares, and certain formula driven compensation that meets the requirements of Section 162(m) of the Code. The Compensation Committee considers whether to structure performance-based and equity compensation for our named executive officers in a manner that complies with Section 162(m) of the Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1 million that is not performance-based under Section 162(m) of the Code if it believes doing so is in our best interest.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that reduces the impact of Sections 280G and 4999 of the Code.

Say-on-Pay and Say-on-Frequency

The Compensation Committee has considered the result of the 2014 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Over 99% of the votes cast had approved the compensation of our named executive officers described in our proxy statement in 2014. As the level of support received by our stockholders was high, the Compensation Committee decided not to make any material changes to our executive compensation programs for 2015.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2011 Annual General Meeting in which a substantial majority of our shareholders voted for “say-on-pay” proposals to occur every three years, the Board of Directors decided that it currently intends to hold, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation. Accordingly, we currently expect to hold a “say-on-pay” vote at the Company’s 2017 Annual General Meeting. We currently expect the next advisory vote on the frequency of shareholder votes on named executive officer compensation to occur at the Company’s 2017 Annual General Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Compensation and Benefits Committee

Larry N. Port, Chairman

Bruce Lederman

John H. Howes

SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation of our named executive officers for the 2013, 2014, and 2015 fiscal years.

Name and Principal Position	Year		Salary($)	Bonus($)	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation		Total($)
Cynthia Y. Valko,	2015		600,000	—	800,000	—	325,000	—	16,138	(3)	1,741,138
Chief Executive Officer, Global Indemnity	2014		600,000	—	300,000	2,361,000	300,000	—	15,984		3,576,984
	2013		400,000	—	250,000	—	300,000	—	16,074		966,074

Thomas M. McGeehan	2015		375,000	—	475,000	—	200,000	—	16,138	(4)	1,066,138
Executive Vice President-Finance and Chief Financial Officer, Global Indemnity	2014		375,000	—	175,000	—	225,000	—	15,984		790,984
	2013		375,000	—	100,000	—	200,000	—	16,074		691,074

Robert F. Hill,	2015	(5)	370,673	—	—	1,738,000	—	—	33,283	(6)	2,141,956
Former President- American Reliable Insurance Company	—		—	—	—	—	—	—	—		—
	—		—	—	—	—	—	—	—		—

Matthew B. Scott,	2015		325,000	—	125,000	—	150,000	—	16,138	(7)	616,138
Exec. Vice Pres. and Chief Marketing Officer, Global Indemnity Group	2014		319,231	—	150,000	—	175,000	—	15,984		660,215
	2013		300,000	—	150,000	—	225,000	—	15,714		690,714

William J. Devlin, Jr.	2015		325,000	—	325,000	—	175,000	—	16,138	(8)	841,138
Exec. Vice Pres. and Chief Operations and Claims Officer, Global Indemnity Group	2014		325,000	—	125,000	—	175,000	—	15,984		640,984
	2013		325,000	—	125,000	—	225,000	—	16,074		616,074

Stephen Green.	2015		275,000	—	175,000	—	125,000	—	26,049	(9)	601,049
President, Global Indemnity Re	2014		269,167	—	100,000	—	125,000	—	24,631		518,798
	2013		240,000	—	—	—	100,000	—	17,850		357,850

(1)

The amounts listed represent the aggregate grant date fair value of restricted stock granted in 2015 and prior fiscal years for the named executive officers in accordance with Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

(2)

The amounts listed represent the aggregate grant date fair value of stock options granted in 2015 for the named executive officers in accordance with Topic 718. See Note 15 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying valuation of equity awards.

(3)

For 2015, amount includes matching contributions under our 401(k) plan in the amount of $15,900 and $238 in life insurance premiums. For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums.

(4)

For 2015, amount includes matching contributions under our 401(k) plan in the amount of $15,900 and $238 in life insurance premiums. For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums.

(5)

On January 1, 2015, the Company’s subsidiary, Global Indemnity Group, Inc. acquired American Reliable. Prior to January 1, 2015, Mr. Hill was not employed by the Company or its subsidiaries. Mr. Hill resigned effective as of April 1, 2016.

(6)

Amount includes $19,795 in paid time off accrued by Mr. Hill in 2014 under his previous employer, but paid by the Company in 2015, matching contributions under our 401(k) plan in the amount of $13,250 and $238 in life insurance premiums.

(7)

For 2015, amount includes matching contributions under our 401(k) plan in the amount of $15,900 and $238 in life insurance premiums. For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premium. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $414 in life insurance premium.

(8)

For 2015, amount includes matching contributions under our 401(k) plan in the amount of $15,900 and $238 in life insurance premiums. For 2014, amount includes matching contributions under our 401(k) plan in the amount of $15,600 and $384 in life insurance premiums. For 2013, amount includes matching contributions under our 401(k) plan in the amount of $15,300 and $774 in life insurance premiums.

(9)	Represents taxes paid on Mr. Green’s behalf in each respective year.

GRANTS OF PLAN-BASED AWARDS IN 2015

The following table shows information concerning grants of plan-based awards made by us in 2015 to our named executive officers. The equity awards reflected in the table were granted under our Share Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards(2)
Name		Threshold($)	Target($)	Maximum($)	Threshold	Target		Maximum
Cynthia Y. Valko	01/01/15	—	—	—	—	—		—	17,624	(3)	—		—	$500,000
	03/06/15	—	—	—	—	—		—	10,574	(4)	—		—	300,000
	03/06/15	—	250,000	—	—	—		—	—		—		—	—
Thomas M. McGeehan	01/01/15	—	—	—	—	—		—	8,812	(3)	—		—	250,000
	03/06/15	—	—	—	—	3,965	(5)	—	3,965	(6)	—		—	225,000
	03/06/15	187,500	—	262,500	—	—		—	—		—		—	—
Robert F. Hill	01/01/15	—	—	—	—	—		—	—		200,000	(7)	28.37	1,738,000
	03/06/15	—	187,500	—	—	—		—	—		—		—	—
Matthew B. Scott	03/06/15	—	—	—	—	2,203	(5)	—	2,203	(8)	—		—	125,000
	03/06/15	162,500	—	227,500	—	—		—	—		—		—	—
William J. Devlin, Jr.	01/01/15	—	—	—	—	—		—	5,287	(3)	—		—	150,000
	03/06/15	—	—	—	—	3,084	(5)	—	3,084	(9)	—		—	175,000
	03/06/15	162,500	—	227,500	—	—		—	—		—		—	—
Stephen Green.	03/06/15	—	—	—	—	3,084	(5)	—	3,084	(10)	—		—	175,000
	03/06/15	—	137,500	—	—	—		—	—		—		—	—

(1)

For additional information on our named executive officers’ cash incentive bonus opportunities and actual amounts earned see the discussion under the “Annual Bonus Incentives” and the amounts disclosed under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	Grant date fair value calculated pursuant to Topic 718.

(3)	Represents a restricted share award of A ordinary shares that will vest on January 1, 2018.

(4)

Represents a restricted share award of A ordinary shares that will vest one-third over three years, subject to a true-up of bonus year 2014 underwriting results as of the third anniversary of the award.

(5)

Represents half of a restricted share award of A ordinary shares. These A ordinary shares vest after a re-measurement of the 2014 combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured combined ratio is not greater than the 2014 combined ratio and such vesting will occur no later than March 15, 2018.

(6)

Represents half of a restricted share award of A ordinary shares. On January 1, 2016, 1,308 A ordinary shares vested. 1,308 A ordinary shares will vest on January 1, 2017 and 1,349 A ordinary shares will vest on January 1, 2018.

(7)

Represents a grant of options to purchase A ordinary shares, which vest in three installments: One-third on December 31, 2015, one-third on December 31, 2016 and one-third on December 31, 2017, subject to certain Board of Director approved performance targets and continued employment. Mr. Hill did not meet Board of Director approved performance targets as of December 31, 2015 and forfeited one-third of his options to purchase A ordinary shares. He forfeited the remainder of his options to purchase A ordinary shares upon his resignation.

(8)

Represents half of a restricted share award of A ordinary shares. On January 1, 2016, 727 A ordinary shares vested. 727 A ordinary shares will vest on January 1, 2017 and 749 A ordinary shares will vest on January 1, 2018.

(9)

Represents half of a restricted share award of A ordinary shares. On January 1, 2016, 1,018 A ordinary shares vested. 1,018 A ordinary shares will vest on January 1, 2017 and 1,048 A ordinary shares will vest on January 1, 2018.

(10)

Represents half of a restricted share award of A ordinary shares. On January 1, 2016, 1,018 A ordinary shares vested. 1,018 A ordinary shares will vest on January 1, 2017 and 1,048 A ordinary shares will vest on January 1, 2018.

EMPLOYMENT AGREEMENTS

Employment Agreements and Arrangements

Cynthia Y. Valko

On December 10, 2014, Ms. Valko entered into an employment agreement with Global Indemnity (the “2014 agreement”), which replaced her September 19, 2011 employee arrangement that was set to expire on December 31, 2014. The initial employment term of the 2014 agreement is from January 1, 2014 through December 31, 2017.

The 2014 agreement provides that Ms. Valko is entitled to an annual base salary of not less than $600,000 and reflected an award of 300,000 options to acquire our A ordinary shares (“2014 Stock Options”). The 2014 Stock Options vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, we achieve Board of Director approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the 3rd anniversary of each such year, subject to Ms. Valko’s continued employment through each such vesting date. The exercise price of the 2014 Stock Options is equal to $25.00 plus (i) our average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the 2014 Stock Options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of years commencing with calendar year 2014 and ending on the date the 2014 Stock Options are exercised; provided, however, that in no event shall the exercise price applicable to the 2014 Stock Options be below the fair market value of our shares on the date of the grant.

For a discussion on Ms. Valko’s bonus opportunities, see the discussion related to Ms. Valko under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Ms. Valko’s employment arrangement, please see the disclosure related to Ms. Valko under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan has an executive employment agreement with United America Indemnity, Ltd., Global Indemnity’s direct subsidiary. The initial employment term was from December 8, 2009 through December 31, 2012, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. McGeehan is entitled to an annual base salary of not less than $300,000, which is subject to review each year the agreement is in effect, commencing with calendar year 2010, and provided an initial award of 16,000 restricted Class A Common shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one-for-two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 of our A ordinary shares. For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement, please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

Matthew B. Scott

Mr. Scott has an executive employment agreement with Penn-America Insurance Company (“PAIC”), a subsidiary of the Company. The initial term of the agreement was from June 8, 2009 through December 31, 2012, and has since been renewed. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. Scott is entitled to an annual direct salary of not less than $250,000 and an award of 10,000 restricted Class A common shares, vesting in one-fourth equal installments on each anniversary of the date of employment. After the July 2, 2010 one-for-two reverse stock split, Mr. Scott’s awarded shares were adjusted accordingly to reflect an award of 5,000 of our A ordinary shares. Commencing with 2010, Mr. Scott is eligible for an annual bonus opportunity conditioned on the achievement of accident year and/or other performance criteria. For information on Mr. Scott’s bonus opportunities, see the discussion related to Mr. Scott under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Scott’s employment agreement, please see the disclosure related to Mr. Scott under “Potential Payments Upon Termination or Change in Control” below.

William J. Devlin, Jr.

Mr. Devlin has an executive employment agreement with Global Indemnity Group, Inc. The initial term of the agreement was from October 24, 2005 through December 31, 2008, and has since been renewed annually. The agreement contains additional one-year renewal terms unless either party gives 120 days’ prior written notice of non-renewal to the other.

The employment agreement provides that Mr. Devlin is entitled to an annual direct salary of not less than $275,000. For information on Mr. Devlin’s bonus opportunities, see the discussion related to Mr. Devlin under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Devlin’s employment agreement, please see the disclosure related to Mr. Devlin under “Potential Payments Upon Termination or Change in Control” below.

Stephen Green

Effective January 1, 2015, Mr. Green entered into an executive employment arrangement with Global Indemnity (the “2015 Employment Arrangement”) which replaced his January 11, 2012 employment arrangement with Global Indemnity Re. The initial term of the 2015 Employment Arrangement is January 1, 2015 through January 1, 2020.

The 2015 Employment Arrangement provides that Mr. Green is entitled to an annual direct salary of not less than $275,000 and Global Indemnity pays 100% of the Bermuda government social insurance contribution and government payroll tax. For information on Mr. Green’s bonus opportunities, see the discussion related to Mr. Green under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Green’s 2015 Employment Arrangement, please see the disclosure related to Mr. Green under “Potential Payments Upon Termination or Change in Control” below.

Robert F. Hill

Mr. Hill resigned effective April 1, 2016. Mr. Hill had an employment arrangement with Global Indemnity Group Services, LLC, a subsidiary of the Company. The initial employment term was from January 1, 2015 through December 31, 2017.

The employment arrangement provided that Mr. Hill was entitled to annual base salary of not less than $375,000 and an award of options to acquire 200,000 of our A ordinary shares, with an exercise price equal to $28.37. The options were scheduled to vest in three installments: One-third on December 31, 2015, one-third on December 31, 2016 and one-third on December 31, 2017, subject to certain Board of Director approved performance targets. Mr. Hill did not meet Board of Director approved performance targets as of December 31, 2015 and forfeited one-third of his options to purchase A ordinary shares. He forfeited the remainder of his options to purchase A ordinary shares upon his resignation.

For information on Mr. Hill’s bonus opportunities, see the discussion related to Mr. Hill under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Hill’s employment agreement, please see the disclosure related to Mr. Hill under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Cynthia Y. Valko	300,000	(2)	—		—	17.87	9/19/21	—		—	11,296	(3)	327,810
	60,000	(4)	240,000	(4)	—	32.38	2/09/24	11,857	(5)	344,090	—		—
	—		—		—	—	—	—		—	17,624	(6)	511,448
	—		—		—	—	—	10,574	(7)	306,857	—		—
Thomas M. McGeehan	—		—		—	—	—	769	(8)	22,316	2,259	(3)	65,556
	—		—		—	—	—	2,317	(9)	67,239	3,458	(10)	100,351
	—		—		—	—	—	—		—	8,812	(6)	255,724
	—		—		—	—	—	3,965	(11)	115,064	3,965	(12)	115,064
Robert F. Hill	—		200,000	(13)	—	28.37	1/01/25	—		—	—		—
Matthew B. Scott	—		—		—	—	—	1,152	(8)	33,431	3,390	(3)	98,378
	—		—		—	—	—	1,986	(14)	57,364	2,964	(10)	86,015
	—		—		—	—	—	2,203	(15)	63,391	2,203	(12)	63,391
William J. Devlin, Jr.	—		—		—	—	—	960	(8)	27,859	2,824	(3)	81,952
	—		—		—	—	—	1,655	(16)	48,028	2,470	(10)	71,679
	—		—		—	—	—	—		—	5,287	(6)	153,429
	—		—		—	—	—	3,084	(17)	89,498	3,084	(12)	89,498
Stephen Green.	—		—		—	—	—	1,324	(18)	38,422	1,976	(10)	57,344
	—		—		—	—	—	3,084	(19)	89,498	3,084	(12)	89,498

(1)	Value based on December 31, 2015 closing share price of $29.02.

(2)

Represents vested options to purchase restricted A ordinary shares. These options were granted in September 2011, with an exercise price equal to the lesser of $17.87 and the trade weighted average price of our shares on the first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings. The first day of trading following the expiration of our black-out period in respect of the release of our third quarter 2011 earnings was November 2, 2011 and the trade weighted average price of our shares was $19.55. These options vested pro rata in three equal installments on each of December 31, 2012, December 31, 2013, and December 31, 2014, subject to Ms. Valko’s continued employment through each such vesting date, with 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2012; 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2013; and 100,000 options to acquire GBLI A ordinary shares having vested on December 31, 2014. The shares issuable under the 2011 Stock Options are subject to forfeiture based on a true up on the third anniversary of such vesting year.

(3)	These restricted A ordinary shares vested on February 7, 2016.

(4)

Represents unvested contingently granted options that vest as follows: 20% on the last day of calendar year 2015; 30% on the last day of calendar year 2016; and the remaining 50% on the last day of calendar year 2017, solely to the extent in respect of each such year or cumulatively over the vesting period, we achieve Board of Director approved underwriting income, premium volume, and underwriting profitability targets determined on an accident year basis trued up on the third anniversary of each such year, subject to Ms. Valko’s continued employment through each such vesting date. The exercise price of the options is equal to $25.00 plus (i) our average year-end tangible book value per share for the period commencing with calendar year-end 2014 and ending on the date the options are exercised, (ii) multiplied by the average interest rate of Treasury bonds having a 7-year remaining term over the same period referenced in (i) above and (iii) multiplied by the number of years commencing with calendar year 2014 and ending on the date the options are exercised; provided, however, that in no event shall the exercise price applicable to the options be below the fair market value of our A ordinary shares on the date of the grant, which was May 27, 2015.

(5)	Represents A ordinary shares that vest on the third anniversary of grant subject to true-up of bonus year 2013 underwriting results and the approval of the Board of Directors.

(6)	Represents a restricted share award of A ordinary shares that will vest on January 1, 2018.

(7)	Represents A ordinary shares that vest on the third anniversary of grant subject to true-up of bonus year 2014 underwriting results and the approval of the Board of Directors.

(8)	These restricted A ordinary shares vested on January 1, 2016.

(9)	Represents 1,141 A ordinary shares that vested on January 1, 2016 and 1,176 A ordinary shares that will vest on January 1, 2017.

(10)

Represents A ordinary shares that vest after a re-measurement of the 2013 accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured accident year combined ratio is not greater than the 2013 accident year combined ratio and such vesting will occur no later than March 15, 2017.

(11)	Represents 1,308 A ordinary shares that vested on January 1, 2016, 1,308 A ordinary shares that will vest on January 1, 2017, and 1,349 A ordinary shares that will vest on January 1, 2018.

(12)

Represents A ordinary shares that vest after a re-measurement of the 2014 accident year combined ratio, excluding corporate expenses, three years after the grant. The A ordinary shares vest if the re-measured accident year combined ratio is not greater than the 2014 accident year combined ratio and such vesting will occur no later than March 15, 2018.

(13)

Represents a grant of options to purchase A ordinary shares, which vest in three installments: One-third on December 31, 2015, one-third on December 31, 2016 and one-third on December 31, 2017, subject to certain Board of Director approved performance targets. Mr. Hill did not meet Board of Director approved performance targets as of December 31, 2015 and forfeited one-third of his options to purchase A ordinary shares. He forfeited the remainder of his options to purchase A ordinary shares upon his resignation.

(14)	Represents 978 A ordinary shares that vested on January 1, 2016 and 1,008 A ordinary shares that will vest January 1, 2017.

(15)	Represents 727 A ordinary shares that vested on January 1, 2016, 727 A ordinary shares that will vest on January 1, 2017, and 749 A ordinary shares that will vest On January 1, 2018.

(16)	Represents 815 A ordinary shares that vested January 1, 2016 and 840 A ordinary shares that will vest on January 1, 2017.

(17)	Represents 1,018 A ordinary shares that vested on January 1, 2016, 1,018 A ordinary shares that will vest on January 1, 2017, and 1,048 A ordinary shares that will vest on January 1, 2018.

(18)	Represents 652 A ordinary shares that vested on January 1, 2016 and 672 A ordinary shares that will vest on January 1, 2017.

(19)	Represents 1,018 A ordinary shares that vested on January 1, 2016, 1,018 A ordinary shares that will vest on January 1, 2017, and 1,048 A ordinary shares that will vest on January 1, 2018.

OPTION EXERCISES AND STOCK VESTED IN 2015

The following table shows the stock vested in 2015 for our named executive officers. The value realized on vesting is calculated by multiplying the shares vested by our stock price on the day of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Cynthia Y. Valko(1)	—	—	1,290	34,804
Thomas M. McGeehan(2)	—	—	3,678	101,854
Robert F. Hill	—	—	—	—
Matthew B. Scott(3)	—	—	3,888	107,812
William J. Devlin, Jr.(4)	—	—	4,435	122,085
Stephen Green(5)	—	—	652	18,497

(1)	These A ordinary shares vested on March 12, 2015.

(2)	Pertains to the January 1, 2015 vesting of 1,886 A ordinary shares and the March 12, 2015 vesting of 1,792 A ordinary shares.

(3)	Pertains to the January 1, 2015 vesting of 2,096 A ordinary shares and the March 12, 2015 vesting of 1,792 A ordinary shares.

(4)	Pertains to the January 1, 2015 vesting of 1,747 A ordinary shares and the March 12, 2015 vesting of 2,688 A ordinary shares.

(5)	Pertains to the January 1, 2015 vesting of 652 A ordinary shares.

PENSION BENEFITS IN 2015

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2015

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities, as of December 31, 2015.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2015. These payments would have been equal to one and one-half times the base salary of each named executive officer with a cap of $200,000, except for Mr. Hill who had a life insurance policy from his former employer that provided $468,000 in coverage. Mr. Scott has an additional voluntary life insurance policy that provides $250,000 in coverage. Mr. Devlin has an additional voluntary life insurance policy that provides $100,000 in coverage and an additional voluntary accidental death and dismemberment insurance policy that provides $100,000 in coverage.

Cynthia Y. Valko

Under Ms. Valko’s 2014 agreement, Ms. Valko’s employment may be terminated at any time by us with or without cause or by Ms. Valko at any time.

•

Termination by Us for Cause,. If Ms. Valko’s employment is terminated for cause, Ms. Valko would receive all accrued, but unpaid, base salary through the termination date and any vesting of restricted shares and/or options would cease.

Under the 2014 agreement, “cause” means (1) the engaging by Ms. Valko in any malfeasance, incompetence, gross misconduct, gross negligence, fraud or dishonesty, (2) Ms. Valko is officially charged with or indicted for a felony criminal offense involving moral turpitude, (3) Ms. Valko failing to follow the lawful written instructions of the Board of Directors, including a committee thereof and the Chairman of the Board, and (4) violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interest policies and code of conduct and similar policies applicable to all of our employees and senior executives.

•

Termination by Us Without Cause. If we terminate Ms. Valko without cause, Ms. Valko is entitled to severance payments equal to one month of base salary for each 12 months of employment prior to the date of termination subject to the execution of a general release, with such amount payable in a lump sum on the 60th day following Ms. Valko’s termination date.

•

Change in Control. All of Ms. Valko’s unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Ms. Valko’s unvested options, if any, see the description related to Ms. Valko in the “Outstanding Equity Awards at December 31, 2015” table above.

Assuming Ms. Valko’s employment was terminated under any of these circumstances or a change of control occurred on December 31, 2015, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause(1)	—	—	—	—	—
Without Cause	200,000	—	—	—	200,000
Change in Control(2)	—	3,345,000	—	—	3,345,000

(1)	We would have no further obligation to Ms. Valko except to pay her for all accrued, but unpaid, base salary through the termination date.

(2)

The option amount represents the value of the spread between the $17.87 exercise price and the closing price of $29.02 on December 31, 2015. The exercise prices for the 300,000 options to purchase A ordinary shares awarded in 2014 was higher than the market value as of December 31, 2015, therefore there would be no payment associated with these options.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment may be terminated at any time by us with or without cause, or upon his death or disability, or by Mr. McGeehan upon 90 days’ written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Death, Disability or Resignation. If Mr. McGeehan’s employment is terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary, and any vesting of restricted shares and/or options would cease.

Under Mr. McGeehan’s employment agreement, “cause” means (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board of Directors that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. McGeehan is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminate Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. McGeehan participates until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. McGeehan’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested options and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2015” table above.

Assuming Mr. McGeehan’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2015, and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	375,000	—	—	22,651	(2)	397,651
Change in Control(3)	—	—	741,316	—		741,316

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)

Assumes continued employment following a change in control. If Mr. McGeehan were to be terminated without cause or if Mr. McGeehan terminates due to certain relocation within 12 months following a change in control, Mr. McGeehan would be entitled to the amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” amount set forth above in “Without Cause or as a Result of Certain Relocation.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $29.02 on December 31, 2015.

Robert F. Hill

Mr. Hill resigned effective April 1, 2016. Under Mr. Hill’s employment arrangement, his employment may have been terminated by us at any time with or without cause, upon his death or disability or by Mr. Hill’s resignation. If Mr. Hill’s employment was terminated before January 1, 2016, he was entitled to two weeks of severance per each full year of service up to a maximum of two years. For the remainder of his initial employment period, he was entitled to receive one month severance for each month worked with the Company or his former employer up to a maximum of twelve months’ severance. Any severance payment or payments were condition upon Mr. Hill signing a general release of claims form satisfactory to the Company and compliance with his Employee Confidentiality and Restrictive Covenants Agreement. Any severance payment or payments would be made in equal installments over the applicable severance period. Mr. Hill was not eligible for any severance payment or payments if he resigned for any reason, died, became disabled or if his employment was terminated because of a cause event, as defined in his employment arrangement.

Under Mr. Hill’s employment arrangement, “cause event” meant: (1) conduct constituting malfeasance, gross misconduct, gross negligence, willful misconduct, fraud, dishonesty, misrepresentation or breach of trust, (2) if Mr. Hill was officially charged with or indicted for a felony criminal offense or any crime involving moral turpitude, (3) Mr. Hill failed to follow the lawful written instructions of the Company’s Chief Executive Officer or the Board of Directors (including a committee thereof or the Chairman), (4) Mr. Hill’s violation of his Employee Confidentiality and Restrictive Covenants Agreement; and/or (5) Mr. Hill’s substantive violation of the Company’s governance, code of conduct, conflict of interest, and similar Company policies applicable to all Company employees or senior executives.

Assuming Mr. Hill’s employment was terminated under any of these circumstances or change in control occurred on December 31, 2015, and without taking into account any value assigned to Mr. Hill’s Employee Confidentiality and Restrictive Covenants Agreement, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	375,000	—	—	—	375,000
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Hill, except to pay him for all accrued, but unpaid, base salary through the termination date.

Matthew B. Scott

Under Mr. Scott’s employment agreement with PAIC, Mr. Scott’s employment may be terminated by PAIC with or without cause, or upon his death or disability or by Mr. Scott upon 90 days’ written notice. For a period of 12 months following Mr. Scott’s termination for any reason, Mr. Scott shall be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by PAIC for Cause, Death, Disability or Resignation. If Mr. Scott’s employment is terminated because of death, disability, Mr. Scott’s resignation or for cause, Mr. Scott would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Scott’s employment agreement, “cause” means (1) Mr. Scott substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Scott in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Scott of certain provisions of his employment agreement or share/option agreements after notice from PAIC and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Scott of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by PAIC’s Board of Directors that Mr. Scott has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Scott, or (7) Mr. Scott being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Scott is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by PAIC Without Cause. If PAIC terminates Mr. Scott without cause, Mr. Scott is entitled to severance pay of 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we would also be obligated to maintain any medical, health, and accident plan or arrangement in which Mr. Scott participates until the earlier of the end of the severance period or Mr. Scott becoming eligible for coverage by another employer, subject to Mr. Scott continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. Scott’s unvested restricted shares and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Scott’s unvested options and restricted shares, if any, see the description related to Mr. Scott in the “Outstanding Equity Awards at December 31, 2015” table.

Assuming Mr. Scott’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2015, and without taking into account any value assigned to Mr. Scott’s covenant not to compete, such payments and benefits would have had an estimated value of:

		Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause	325,000	—	—	22,651	(2)	347,651
Change in Control(3)	—	—	403,320	—		403,320

(1)	We would have no further obligation to Mr. Scott, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

(3)

Assumes continued employment following a change in control. If Mr. Scott were to be terminated without cause, Mr. Scott would be entitled to the restricted shares amount set forth above in “Change in Control” as well as the “Medical and Dental Benefits” set forth above in “Without Cause.” The restricted shares amount represents all unvested restricted shares multiplied by the closing price of $29.02 on December 31, 2015.

William J. Devlin, Jr.

Under Mr. Devlin’s employment agreement with Global Indemnity Group, Mr. Devlin’s employment may be terminated by Global Indemnity Group with or without cause, or upon his death or disability or by Mr. Devlin upon 90 days’ written notice. For a period of 12 months following Mr. Devlin’s termination for any reason, Mr. Devlin would be subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Global Indemnity Group for Cause, Death, Disability or Resignation. If Mr. Devlin’s employment is terminated because of death, disability, Mr. Devlin’s resignation or for cause, Mr. Devlin would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares and/or options shall cease.

Under Mr. Devlin’s employment agreement, “cause” means (1) Mr. Devlin substantially failing to perform his duties after notice from PAIC and failure to cure such violation within 10 days of the notice (to the extent the Board of Directors reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. Devlin in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. Devlin of certain provisions of his employment agreement or share/option agreements after notice from Global Indemnity Group and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. Devlin of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by Global Indemnity Group’s Board of Directors that Mr. Devlin has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. Devlin, or (7) Mr. Devlin being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” means that Mr. Devlin is disabled as certified by a licensed physician selected by us and is unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Global Indemnity Group Without Cause. If we terminate Devlin without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. Devlin (in both cases without us offering Mr. Devlin a reasonable relocation package), Mr. Devlin is entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we are also obligated to maintain any medical and dental plan in which Mr. Devlin participates until the earlier of the end of the severance period or Mr. Devlin becoming eligible for coverage by another employer and subject to Mr. Devlin continuing to bear his share of coverage costs.

Assuming Mr. Devlin’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2015, and without taking into account any value assigned to Mr. Devlin’s covenant not to compete, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)		Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—		—
Without Cause or as a Result of Certain Relocation	325,000	—	—	17,425	(2)	342,425
Change in Control	—	—	—	—		—

(1)	We would have no further obligation to Mr. Devlin, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The current value of medical and dental benefits was used to calculate this amount.

Stephen Green

Under Mr. Green’s 2015 Employment Arrangement, Mr. Green’s employment may be terminated by Global Indemnity with or without cause or upon his death, disability or by Mr. Green upon three months’ notice. If Mr. Green is terminated without cause he shall receive one month severance for each year worked with Global Indemnity up to a maximum of twelve months’ severance and subject to the execution of a general release. If Mr. Green resigns for any reason, dies or becomes disabled and cannot continue to perform the functions of his job or Mr. Green is terminated for cause Mr. Green is not entitled to any severance. All unvested A ordinary shares are forfeited upon termination.

Assuming Mr. Green’s 2015 Employment Arrangement was terminated under any of these circumstances or a change in control occurred on December 31, 2015 such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)

With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	91,667	—	—	—	91,667
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Green, except to pay him for all accrued, but unpaid, base salary through the termination date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2015 regarding the Company’s equity compensation plans. The only plan pursuant to which the Company may currently make additional equity grants is the Global Indemnity plc Share Incentive Plan, which upon the approval by the Company’s shareholders in June 2014, replaced the Global Indemnity plc 2003 Share Incentive Plan. The Global Indemnity plc 2003 Share Incentive Plan had expired per its terms on September 5, 2013. Outstanding grants were not affected by the expiration of the Global Indemnity plc 2003 Share Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	800,000	(2)	$25.94	1,674,032
Equity compensation plans not approved by security holders	—		—	—
Total	800,000	(2)	$25.94	1,674,032

(1)	Does not include securities reflected in the column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”

(2)

Includes 300,000 options to acquire A ordinary shares granted under the 2003 Global Indemnity plc Share Incentive Plan and the 500,000 options to acquire A ordinary shares granted under the Global Indemnity plc Share Incentive Plan, as amended.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

At December 31, 2015, our Compensation Committee consisted of Larry N. Port, John H. Howes, and Bruce Lederman. Stephen A. Cozen served on the Compensation Committee until December 2015. In 2015, the Company incurred $0.2 million for legal services rendered by Cozen O’Connor, of which Mr. Cozen was the Chairman. No member of the Compensation Committee during 2015 was an employee or an officer of Global Indemnity or its subsidiaries at any time during 2015 nor has any such person formerly been an officer of the Company. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of our Board of Directors or the Compensation Committee during 2015.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our A and B ordinary shares as of April 4, 2016, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our current executive officers and directors as a group.

As of April 4, 2016, the following share capital of Global Indemnity plc was issued and outstanding:

•	13,447,913 A ordinary shares; and

•	4,133,366 B ordinary shares, each of which is convertible at any time at the option of the holder into one A ordinary share.

Based on the foregoing, and assuming each B ordinary share is converted into one A ordinary share in accordance with the Articles of Association, as of April 4, 2016, there would have been 17,581,279 A ordinary shares issued and outstanding.

Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

	A Ordinary Shares		B Ordinary Shares		Total Voting Power(2)	% As- Converted Ownership(3)
Name and address of Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox(4)	8,584,811	48.8	4,133,366	100	83.6	48.8
Fox Paine & Company(5)	7,571,424	43.1	4,133,366	100	81.7	43.1
Richmond Hill Investments, LLC(6)	1,400,038	10.4	—	—	2.6	8.0
Hotchkis & Wiley Capital Management(7)	1,196,562	8.9	—	—	2.2	6.8
Richmond Hill Investment Co., LP(8)	1,043,157	7.8	—	—	1.9	5.9
Dimensional Fund Advisors LP(9)	898,627	6.7	—	—	1.6	5.1
Cynthia Y. Valko(10).	421,668	3.1	—	—	*	2.4
Seth J. Gersch	97,278	*	—	—	*	*
Thomas M. McGeehan	53,199	*	—	—	*	*
William J. Devlin, Jr.	41,619	*	—	—	*	*
James W. Crystal.	28,861	*	—	—	*	*
Matthew B. Scott	23,789	*	—	—	*	*
Stephen Green	16,150	*	—	—	*	*
John H. Howes	15,335	*	—	—	*	*
Bruce Lederman	2,923	*	—	—	*	*
Larry N. Port	2,303	*	—	—	*	*
Raphael L. de Balmann	1,047	*	—	—	*	*
Joseph W. Brown	995	*	—	—	*	*
All directors and executive officers as a group (consists of 13 persons)(11)	9,289,978	52.8	4,133,366	100	84.9	52.8

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland

(1)

The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 4, 2016. In particular, A ordinary shares that may be acquired by a particular beneficial owner upon the conversion of B ordinary shares are deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the A ordinary shares owned by any other beneficial owner.

(2)

The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity plc that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each B ordinary share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity plc are entitled, again taking into account that each B ordinary share has ten votes.

(3)

The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity plc that a particular beneficial owner holds on an as-converted basis, assuming that each B ordinary share is converted into one A ordinary share. As of April 4, 2016 there were 17,581,279 A ordinary shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of A ordinary shares each beneficial owner holds on an as-converted basis and the denominator is the total number of A ordinary shares on an as-converted basis.

(4)

Mr. Fox is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which includes Mr. Fox. In addition, Mr. Fox is a member of Fox Paine & Company, LLC. 745,685 of the A ordinary shares listed are held by Mercury Assets Delaware LLC. The sole member of Mercury Assets Delaware LLC is Benjerome Trust. 267,702 of the A ordinary shares listed are held by Fox Paine Global, Inc. The sole shareholder of Fox Paine Global, Inc. is the Benjerome Trust. Mr. Fox is the sole trustee of Benjerome Trust.

(5)

The security holders are: U.N. Holdings (Cayman), Ltd.; U.N. Holdings (Cayman) II, Ltd.; and U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund VIII (Cayman), L.P.; (collectively, the “Co-Investment Funds”); Fox Paine Global, Inc. and Fox Paine Capital Co-Investors International GP, Ltd. A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. are held by Fox Paine Capital Fund II International, L.P. The sole managing general partner of Fox Paine Capital Fund II International, L.P. is FP International LPH, L.P. The sole general partner of FP International LPH, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., FP International LPH, L.P., and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. and U.N. Holdings (Cayman) II, Ltd. The sole general partner of each of the Co-Investment Funds is Fox Paine Capital Co-Investors International GP, Ltd., which, together with FP International LPH, L.P., as its sole shareholder, and Fox Paine International GP, Ltd., as the sole general partner of FP International LPH, L.P., may be deemed to control such funds. In addition, pursuant to a management agreement with FP International LPH, L.P. and Fox Paine Capital Fund II International, L.P., Fox Paine & Company, LLC may be deemed to be the indirect beneficial owner of such securities. Fox Paine International GP, Ltd., as the general partner of FP International LPH, L.P., may terminate that management agreement at any time in its sole discretion. Fox Paine International GP, Ltd. is a party to two voting agreements, in which it has an irrevocable proxy to vote 3,397,031 A ordinary shares, which are included in the shares listed. Such A ordinary shares are held by unaffiliated entities.

(6)

Based on information provided pursuant to a Schedule 13G/A filed on February 16, 2016 with the Securities and Exchange Commission, which reported that Richmond Hill Investments, LLC, (“Richmond Hill”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,400,038 A ordinary shares with Essex Equity Joint Investment Vehicle, LLC (“Essex”) and John Liu, as the principal of Essex. Essex, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Liu, Essex and Richmond Hill is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2016, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,196,562 A ordinary shares, has the power to direct the vote of 962,136 A ordinary shares and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Hotchkis is 725 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(8)

Based on information provided pursuant to a Schedule 13G/A filed on February 16, 2016 with the Securities and Exchange Commission, which reported that Richmond Hill Investment Co., LP, (“Richmond Hill Investment”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,043,157 A ordinary shares with Richmond Hill Capital Management, LLC (“Richmond Hill Capital”) and Ryan P. Taylor, the principal of Richmond Hill Capital. Richmond Hill Capital, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Taylor, Richmond Hill Investment and Richmond Hill Capital is 375 Hudson Street, 12th Floor, New York, NY 10014.

(9)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2016, which reported that Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, has sole dispositive power as to 898,627 A ordinary shares, has the power to direct the vote of 881,354 A ordinary shares, and has no shared dispositive or voting power over the remaining A ordinary shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)	Includes 360,000 A ordinary shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days.

(11)	Mr. Hill resigned prior to the April 4, 2016 record date and did not own any ordinary shares or options exercisable or that could become exercisable within 60 days of the April 4, 2016 record date.

Related Party Transactions

The Audit Committee of our Board of Directors is responsible for reviewing and approving related party transactions and making recommendations with respect to related party transactions to our Board of Directors for its formal approval. If a member of the Audit Committee or our Board of Directors is a party to the transaction, he will not vote on the approval of the transaction.

Generally, the Audit Committee reviews all transactions with related parties, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” generally includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our A ordinary shares or B ordinary shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Charter of our Audit Committee provides that the Audit Committee shall (a) review and discuss with management and our outside auditors all related party transactions that are relevant to an understanding of our financial statements, (b) any of our material financial or non-financial arrangements that do not appear in our financial statements and (c) develop policies and procedures for ongoing review of related party transactions and review and approve all related party transactions. In addition, on a quarterly basis management notes each related party transaction that was entered into since the prior meeting of our Board of Directors and the status of each related party transaction that is currently active.

Our Relationship with Fox Paine & Company

As used herein, unless the context requires otherwise, the term “Fox Paine & Company” refers to Fox Paine & Company, LLC and affiliated investment funds. Saul A. Fox, our Chairman, is the founder and chief executive of Fox Paine & Company, LLC.

Memorandum and Articles of Association

Pursuant to our Memorandum and Articles of Association, adopted as of June 12, 2013, Fox Paine & Company has the right to appoint a number of directors equal in aggregate to the pro rata percentage of the voting shares beneficially held by Fox Paine & Company of Global Indemnity for so long as Fox Paine &

Company holds an aggregate of 25% or more of the voting power in Global Indemnity. Fox Paine & Company holds approximately 84% of the voting power of Global Indemnity as of April 4, 2016 and has the right to appoint eight of our nine directors. All of the directors and nominees listed herein have been nominated in accordance with such provisions.

Management Agreement

On October 31, 2013, Global Indemnity (Cayman), Ltd. (“Global Indemnity Cayman”), a wholly owned subsidiary of the Company, entered into an Amendment and Restatement of the Management Agreement with Fox Paine & Company (the “Amended and Restated Agreement”). The Amended and Restated Agreement reflects the fourth amendment to the original management agreement, which was entered into on September 5, 2003 when Fox Paine & Company made its initial investment in the predecessor companies of the Company. The Company’s subsidiaries, United America Indemnity, Ltd. (“United America”), Global Indemnity Reinsurance Company, Ltd., and Global Indemnity Group, Inc., have guaranteed Global Indemnity Cayman’s payment obligations under the Amended and Restated Agreement.

Prior to entering into the Amended and Restated Agreement, Global Indemnity Cayman paid Fox Paine & Company a $1.5 million annual management fee (“Annual Service Fee”) in exchange for Fox Paine & Company, LLC’s ongoing provision of management services to Global Indemnity Cayman and its affiliates. With the Amended and Restated Agreement, the $1.5 million Annual Service Fee is adjusted to reflect the aggregate increase in the CPI-U from August 31, 2003 to August 31, 2013, to $1.9 million. The Annual Service Fee will be adjusted on an ongoing basis annually to reflect the year over year change in the CPI-U. Beginning on September 5, 2014, payment of the Annual Service Fee is deferred until a change of control or September, 2018, whichever occurs first, in exchange for an annual adjustment equal to the percentage rate of return the Company earns on its investment portfolio multiplied by the aggregate Annual Service Fees and adjustment amounts accumulated and unpaid through such date.

In addition, upon the consummation of a “change of control” transaction in connection with the termination of management services, Global Indemnity Cayman will pay Fox Paine & Company a cash fee in an amount to be agreed upon, plus reimbursement of expenses. Fox Paine & Company will also receive a cash transaction fee in amount to be agreed upon, plus reimbursement of expenses, upon the consummation of a “change of control” transaction.

Global Indemnity Cayman has agreed to indemnify Fox Paine & Company and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide.

Indemnification Agreement

Pursuant to our redomestication to Ireland in July 2010, United America Indemnity entered into an indemnification agreement with one of the Affiliated Investment Funds of Fox Paine & Company (collectively, the “Fox Paine Entities”) with respect to certain potential U.S. and Irish tax liabilities. In general, no gain should be recognized for U.S. federal income tax purposes by the indirect owners of the Fox Paine Entities solely as a result of the redomestication transaction. Nevertheless, we may engage in certain internal restructuring transactions involving transfers of assets to subsidiaries of the Company, which, under U.S. tax law, could require certain indirect owners of the Fox Paine Entities to enter into an agreement with the U.S. Internal Revenue Service in order not to recognize gain. Under the agreement with the U.S. Internal Revenue Service, the affected indirect owners of the Fox Paine Entities would agree to pay tax on their gain not taxed at the time of the redomestication to Ireland, together with interest on such tax, if a “triggering event” occurs. A triggering event would be deemed to occur if, among other things, we dispose of shares of any such transferee subsidiaries or dispose of substantially all the transferred assets, including potentially in other internal reorganizations, to the extent such indirect owners have not previously disposed of our shares in a taxable transaction. In connection with our agreement with the Fox Paine Entities, we will have to indemnify the affected indirect owners of the Fox Paine Entities for any tax cost to them (including interest on tax and penalties, if any) of any triggering event and such affected indirect owners will pay us an amount equal to any tax benefits, if any, realized by them as a result of a triggering event for which they were indemnified, provided that the indirect owners will not be required to pay any amount of tax benefits in excess of the tax costs for which we have indemnified them. A sale or other disposition by these indirect owners of our ordinary shares will not constitute a triggering event for this purpose. In addition, the indemnification agreement with the Fox Paine Entities will provide that, under certain circumstances, in the event the conversion of our Class B ordinary shares to Class A ordinary shares or a sale or other disposition of our ordinary shares by any of the Fox Paine Entities is subject to Irish stamp duty, we (or a foreign subsidiary of the Company) will indemnify the Fox Paine Entities and their transferees against such Irish stamp duty. To date, the Company has not been made aware by Fox Paine & Company that it has incurred any Irish stamp duty.

Investment with Fox Paine & Company

Global Indemnity Re. was a limited partner in Fox Paine Capital Fund II, which was managed by Fox Paine & Company. This investment was originally made by United National Insurance Company in June 2000 and pre-dates the September 5, 2003 acquisition by Fox Paine & Company of Wind River Investment Corporation, which was the predecessor holding company for United National Insurance Company. The Company’s investment in Fox Paine Capital Fund II was valued at $3.4 million at December 31, 2014. As of November 10, 2015, the Company no longer holds an interest in Fox Paine Capital Fund II. In connection with the Company’s share redemption, Global Indemnity Re elected to redeem its shares. All of its Global Indemnity plc shares that were held by Fox Paine Capital Fund II, which totaled 116,973 ordinary shares, were transferred from Fox Paine Capital Fund II into a new liquidating partnership. 82,888 ordinary shares were redeemed for $1.9 million and 34,085 ordinary shares of the Company, are still being held by the new liquidating partnership, which also holds shares of other limited partners who elected to participate in the redemption. During the year ended December 31, 2015, the Company received a distribution of $0.8 million from Fox Paine Capital Fund II.

American Reliable Related Fees

In connection with the acquisition of American Reliable, the Company has agreed to pay to Fox Paine & Company an investment banking fee of 3% of the amount paid plus the capital required to operate American Reliable on a standalone basis and a $1.5 million investment advisory fee. 267,702 A ordinary shares were issued to pay these fees. These shares cannot be sold until the earlier of five years after the January 1, 2015 or a change of control.

Redemption Agreement

On October 29, 2015, Global Indemnity entered into a redemption agreement with certain affiliates of Fox Paine & Company and agreed to redeem 8,260,870 of Global Indemnity’s ordinary shares for $190 million in the aggregate from affiliates of Fox Paine & Company. Global Indemnity also acquired rights, expiring year end 2019, to redeem an additional 3,397,031 ordinary shares for $78.1 million, which amount is subject to an annual 3% increase. After giving effect to the share redemptions and regardless of whether or not the additional redemption rights are exercised, affiliates of Fox Paine & Company will continue to have the ability to cast a majority of votes on matters submitted to Global Indemnity shareholders for approval. The Company reimbursed Fox Paine & Company $1.15 million for expenses related to the redemption of the Company’s ordinary shares.

Certain Other Relationships and Related Transactions

In 2015, the Company paid $0.2 million in brokerage fees to Crystal & Company, an insurance broker. In January of 2016, a subsidiary of the Company entered into an agency agreement with Crystal & Company. Crystal & Company will receive a commission for business it writes on behalf of the Company’s subsidiary. James W. Crystal, the chairman and chief executive officer of Crystal & Company, is a member of our Board of Directors.

In 2015, the Company incurred $0.7 million for legal services rendered by Cozen O’Connor. Mr. Cozen retired from the Board of Directors on December 31, 2015.

Global Indemnity Re is a participant in a reinsurance agreement with Hiscox Insurance Company (Bermuda) Ltd. (“Hiscox Bermuda”) effective January 1, 2013. Stephen Green, President of Global Indemnity Re, was a member of Hiscox Bermuda’s Board of Directors until May of 2014. The Company estimated that the following earned premium and incurred losses related to the agreement have been assumed by Global Indemnity Re from Hiscox Bermuda:

	Years Ended December 31,
(Dollars in thousands)	2015	2014
Assumed earned premium	$2,266	$6,383
Assumed losses and loss adjustment expenses	509	763

Net balances due to Global Indemnity Re under this agreement are as follows:

	As of December 31.
(Dollars in thousands)	2015	2014
Net receivable balance	$(110)	$2,897

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2015.

The Audit Committee operates under a charter adopted by our Board of Directors. A copy of our Audit Committee Charter is available on our website at www.globalindemnity.ie. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2015.

The Audit Committee discussed with EY, our independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board in Auditing Standard No. 16 “Communicating with Audit Committees.”

The Audit Committee received written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Audit Committee

Seth J. Gersch, Chairman
James W. Crystal
Raphael L. de Balmann

Shareholder Proposals

Under the rules and regulations promulgated by the SEC, certain shareholder proposals may be included in our proxy statement. Any shareholder desiring to have such a proposal included in our proxy statement for the annual general meeting to be held in 2017 must deliver a proposal that complies with Rule 14a-8 under the Exchange Act to our Chief Executive Officer c/o Global Indemnity plc, on or before December 30, 2016.

Where a shareholder does not seek inclusion of a proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Exchange Act, the proposal must be received by our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland on or before March 15, 2017 or it will be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act and, therefore, our form of proxy will confer discretionary authority to vote on any such proposal with respect to all proxies submitted to the Company.

Irish law provides that shareholders holding not less than 10% of the total voting rights may requisition the Board of Directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice to our registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not, within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting, but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the rights of a shareholder to have a proposal included in the proxy statement in accordance with the rules of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2015 were made on a timely basis except for the following: Mr. Scott was late in making two Form 4 filings with respect to two transactions and Mr. Lederman was late in making one Form 3 filing.

Other Matters

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2015, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by our Board of Directors. There is no requirement under Irish law that such statements be approved by the shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts were mailed with this Proxy Statement, the Annual Report on Form 10-K on or about April 29, 2016.

Our management knows of no matters to be presented at the Annual General Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters and the persons voting the shares subject to such proxies will vote on such matters in accordance with their discretion.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement, Annual Report on Form 10-K, and Irish Statutory Accounts may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or request copies by calling +353 (0)1 649 2000. If you want to receive separate copies of our Proxy Statement, Annual Report, 10-K, and Irish Statutory Accounts in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our A and B ordinary shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2015. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Chief Executive Officer c/o Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland or e-mailed to info@globalindemnity.ie. These items are also available at our website: www.globalindemnity.ie.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	×

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends you vote FOR Proposals 1 – 4.

1.	Election of Directors:												+
		For	Against	Abstain		For	Against	Abstain
	1a. Saul A. Fox	☐	☐	☐	1f. John H. Howes	☐	☐	☐
											For	Against	Abstain
	1b. Joseph W. Brown	☐	☐	☐	1g. Bruce Lederman	☐	☐	☐	3.	To authorize the reissue price range of A ordinary shares that Global Indemnity plc holds as treasury shares.	☐	☐	☐
	1c. James W. Crystal	☐	☐	☐	1h. Larry N. Port	☐	☐	☐
	1d. Raphael L. deBalmann	☐	☐	☐	1i. Cynthia Y. Valko	☐	☐	☐	4.	To ratify the appointment of Global Indemnity plc’s independent auditors and to authorize our Board of Directors through its Audit Committee to determine its fees.	☐	☐	☐
	1e. Seth G. Gersch	☐	☐	☐
2.	Matters concerning Global Indemnity Reinsurance Company, Ltd. and to authorize Global Indemnity plc to vote, as proxy on such matters.
Elections of directors and alternate directors of Global Indemnity Reinsurance Company, Ltd.:

		For	Against	Abstain		For	Against	Abstain
	2a.1 Stephen Green	☐	☐	☐	2a.4 Marie-Joelle Chapleau (Alternate Director)	☐	☐	☐

	2a.2 Terrence Power	☐	☐	☐	2a.5 Grainne Richmond (Alternate Director)	☐	☐	☐

	2a.3 Cynthia Y. Valko	☐	☐	☐

						For	Against	Abstain
	2b. To ratify the appointment of Ernst & Young, Ltd., Hamilton, Bermuda as the independent auditor for Global Indemnity Reinsurance Company, Ltd. for 2016.					☐	☐	☐

¡	+

02BYDC

IF YOU PLAN TO ATTEND THE 2016 ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A FORM OF PHOTO IDENTIFICATION.

ADMISSION TICKET

GLOBAL INDEMNITY PLC

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 15, 2016, 1:00 P.M., Irish Time

Global Indemnity plc

25/28 North Wall Quay

Dublin 1, Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER.

FOR DIRECTIONS TO THE 2016 ANNUAL GENERAL MEETING, PLEASE CALL +353 1 649 2000

NOTE: NO CAMERAS, RECORDING EQUIPMENT, ELECTRONIC DEVICES, LARGE BAGS,

BRIEFCASES OR PACKAGES WILL BE PERMITTED IN THE ANNUAL GENERAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Notice of Annual General Meeting and Proxy Statement are available and the Irish Statutory Accounts with be available on or about April 29, 2016, at https://www.envisionreports.com/GBLI.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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GLOBAL INDEMNITY 2016 Annual General Meeting of Shareholders June 15, 2016, 1:00 P.M. Irish Time This proxy is solicited by the Board of Directors	+

The shareholder(s) hereby appoint(s) Thomas M. McGechan and Stephen W. Ries, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of A and B ordinary shares of GLOBAL INDEMNITY PLC that the shareholder(s) is/are entitled to vote at the 2016 Annual General Meeting of shareholder(s) to be held at 1:00 P.M., Irish Time on 15 June 2016, at Global Indemnity plc, 25/28 North Wall Quay, Dublin 1, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual General Meeting and any other matters incident to the conduct of the Annual General Meeting. Any prior proxy is herby revoked by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2016 Annual General Meeting of Shareholders and any adjournment or postponement thereof.

Continued on reverse side.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	+